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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE BOEING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2002

Dear Shareholder:

I am pleased to invite you to attend the Company's 2002 Annual Meeting of Shareholders, which will be held on Monday, April 29, 2002, beginning at 10:00 a.m. local time, in Chicago, Illinois. We will meet at the Hyatt Regency McCormick Place, which is located at 2233 South Martin Luther King Drive in Chicago.

Activities at the Annual Meeting will be limited to the items of business listed in the Notice of Annual Meeting of Shareholders. We will elect four directors, vote to ratify the appointment of the Company's independent auditors and vote on 11 shareholder proposals, if they are presented. Your Board of Directors recommends a vote for the election of the nominees for Director and ratification of the appointment of the Company's independent auditors and recommends a vote against each of the shareholder proposals. We will also report on the activities of the Company, and you will have an opportunity to submit questions or comments on matters of interest to shareholders generally.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible.

Very truly yours,

PHILIP M. CONDIT Chairman of the Board and Chief Executive Officer

REQUEST ELECTRONIC DELIVERY OF PROXY DOCUMENTS. Shareholders may elect to receive future distribution of proxy statements and annual reports by e-mail. To take advantage of this service, please see your proxy card and page 48 of this proxy statement for further information.

THE BOEING COMPANY
Boeing World Headquarters
100 North Riverside Plaza
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	Monday, April 29, 2002, 10:00 a.m., Central Time. Registration will begin at 8:30 a.m. The Annual Meeting will begin at 10:00 a.m. and conclude at 12:00 p.m.
PLACE	The Hyatt Regency McCormick Place, 2233 South Martin Luther King Drive, Chicago, Illinois 60616-9985.
AGENDA	1.	Elect four persons to the Board of Directors for three-year terms expiring in 2005.
	2.	Vote on ratification of appointment of Deloitte & Touche LLP as independent auditors.
	3.	Vote on shareholder proposal on military activities in space.
	4.	Vote on shareholder proposal on executive compensation and social performance.
	5.	Vote on shareholder proposal on executive compensation and human capital.
	6.	Vote on shareholder proposal on amending equal employment opportunity policy.
	7.	Vote on shareholder proposal on annual election of directors.
	8.	Vote on shareholder proposal on shareholder rights plans.
	9.	Vote on shareholder proposal on independent directors on key committees.
	10.	Vote on shareholder proposal on severance agreements.
	11.	Vote on shareholder proposal on simple majority vote.
	12.	Vote on shareholder proposal on paying directors solely in stock.
	13.	Vote on shareholder proposal on pension plans.
	14.	Transact any other business properly brought before the meeting.
RECORD DATE	You can vote if you were a shareholder at the close of business on February 28, 2002.
MEETING ADMISSION	Registered Shareholders. Shareholders who own shares in their own names should come to the Registered Shareholders check-in tables, where their ownership will be verified.

Beneficial Shareholders. Shareholders whose stock is held by a broker or bank (often referred to as "holding in street name") should come to the Beneficial Shareholders table. In order to be admitted, beneficial shareholders must bring account statements or letters from their brokers or banks showing that they owned Boeing stock as of February 28, 2002. In order to vote at the meeting, beneficial shareholders must bring legal proxies, which they can obtain only from their brokers or banks.
In all cases, shareholders must bring photo identification to the Meeting for admission.
VOTING BY	Registered Shareholders and Participants in Savings Plans. Please vote:
PROXY	1.	By Toll-Free Telephone: Call 1-877-PRX-VOTE (1-877-779-8683) to vote by phone;
	2.	By Internet: Go to www.eproxyvote.com/ba to vote on the Internet; or
	3.	By Mail: Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the meeting.
Beneficial Shareholders. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company for use at the Company's 2002 Annual Meeting of Shareholders. We will begin distributing this proxy statement, a form of proxy and the 2001 Annual Report on or about March 22, 2002.

By Order of the Board of Directors

James C. Johnson Corporate Secretary

i

THE BOEING COMPANY
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 29, 2002

ITEM 1 ELECTION OF DIRECTORS

The Board of Directors Unanimously Recommends a Vote "FOR" All Nominees.

The Board of Directors of the Company, pursuant to the by-laws, has determined that the number of directors of the Company is 12, which number will be reduced to 11 upon the retirement of John B. Fery. The Board is divided into three classes, each of which is composed of approximately one-third of the directors. Four directors will be elected at the Annual Meeting, each to serve for a three-year term expiring at the Annual Meeting in 2005. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement. Directors are elected by a plurality of the votes cast.

Board policy requires a non-employee director to resign at the annual meeting following that director's 72nd birthday. John B. Fery has announced his intention to retire from the Board at the Annual Meeting.

The Governance and Nominating Committee of the Board of Directors has proposed the following nominees for election as directors at the Annual Meeting with terms expiring in 2005. Except as otherwise specified in the proxy, proxies will be voted for these nominees. If any nominee is unable to serve, proxies will be voted for the election of such person as shall be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2005

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Philip M. Condit	Chairman of the Board and Chief Executive Officer, The Boeing Company. Mr. Condit was elected Chairman of the Board effective February 1, 1997. He has served as Chief Executive Officer since April 29, 1996, and was President from August 1992 until becoming Chairman. Mr. Condit is also a director of Hewlett-Packard Company.	60	1992

Kenneth M. Duberstein	Chairman and Chief Executive Officer, The Duberstein Group. Mr. Duberstein has served as Chairman and Chief Executive of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is also a director of Conoco, Inc., Fannie Mae, Classic Vacation Group, Fleming Companies, Inc. and St. Paul Companies and a governor of the American Stock Exchange and the NASD, Inc. He is a member of the Compensation Committee and the Governance and Nominating Committee.	58	1997

W. James McNerney, Jr.	Chairman and Chief Executive Officer, Minnesota Mining and Manufacturing Company ("3M"). Mr. McNerney has served as Chairman and Chief Executive Officer of 3M since January 1, 2001. Since 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines, 1997-2000. Mr. McNerney is also a member of various business and educational organizations. He is a member of the Audit Committee and the Finance Committee.	52	2001

Lewis E. Platt	Retired Chairman of the Board, President and Chief Executive Officer, Hewlett-Packard Co. Mr. Platt served as President and Chief Executive Officer of Hewlett-Packard Company (measurement, computing and communications equipment) from November 1992 until July 1999, and as director and Chairman from September 1993 until his retirement in December 1999. In 1995, he was appointed to the Advisory Committee on Trade Policy Negotiations by President Clinton. Mr. Platt was Chief Executive Officer and a director of Kendall-Jackson Wine Estates Ltd. until June 2001. He is also a director of 7-Eleven, Inc. and serves on the Wharton School Board of Overseers and as a trustee of the David and Lucile Packard Foundation. He is a member of the Audit Committee and the Finance Committee.	61	1999

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2003

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Paul E. Gray	President Emeritus and Professor of Electrical Engineering, Massachusetts Institute of Technology ("MIT"). Dr. Gray served as Chairman of the Corporation of MIT (education) from 1990 to 1997 and as President from 1980 until 1990. He is also a director of Eastman Kodak Company. He is a member of the Audit Committee and the Finance Committee.	70	1990

John F. McDonnell	Retired Chairman, McDonnell Douglas Corp. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997 and as its Chief Executive Officer from 1988 to 1994. He is also a director of Zolteck Companies, Inc. and Chairman of the Board of Trustees of Washington University in St. Louis. He is Chair of the Finance Committee and a member of the Audit Committee.	64	1997

John M. Shalikashvili	Retired Chairman of the Joint Chiefs of Staff, U.S. Department of Defense. General Shalikashvili served as the 13th Chairman of the Joint Chiefs of Staff from 1993 to 1997. Previously, he served as Commander in Chief of all U.S. forces in Europe and as NATO's 10th Supreme Allied Commander in Europe. General Shalikashvili is a visiting professor at Stanford University's Center for International Security and Cooperation. He also serves as a director of Frank Russell Trust Company, L-3 Communications Holdings, Inc., Plug Power Inc. and United Defense Industries Inc. He is a member of the Audit Committee and the Finance Committee.	65	2000

Harry C. Stonecipher	Vice Chairman of the Board, The Boeing Company. Mr. Stonecipher was elected Vice Chairman of the Board effective May 2001 and served as President and Chief Operating Officer of Boeing from 1997 until May 2001. Mr. Stonecipher served as President and Chief Executive Officer of McDonnell Douglas Corporation (aerospace) from 1994 until its merger with Boeing in 1997. He was Chairman of the Board, President and Chief Executive Officer of Sundstrand Corporation (aerospace) from 1991 to 1994. Mr. Stonecipher will resign as Vice Chairman of the Board effective June 1, 2002, but will continue to serve as a member of the Board. Mr. Stonecipher is also a director of Milacron, Inc. and Paccar, Inc.	65	1997

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2004

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John H. Biggs	Chairman, President and Chief Executive Officer, Teachers Insurance and Annuity Association-College Retirement Equities Fund ("TIAA-CREF"). Mr. Biggs has served as Chairman and Chief Executive Officer of TIAA-CREF (national teachers' pension fund) since January 1993. He is also a trustee of TIAA-CREF and Washington University in St. Louis and an at-large trustee of the International Accounting Standards Board Foundation. He is Chair of the Compensation Committee and a member of the Governance and Nominating Committee.	65	1997

John E. Bryson	Chairman of the Board, President and Chief Executive Officer, Edison International. Mr. Bryson has served as Chairman of the Board and Chief Executive Officer of Edison International (electric power and structured finance) since 1990 and as President since January 2000. He is a director of The Walt Disney Company, W.M. Keck Foundation, Pacific American Income Shares, Inc., Western Asset Funds, Inc., and Oregon Hazelnut Orchards, Inc. He is Chair of the Audit Committee and a member of the Finance Committee.	58	1995

Rozanne L. Ridgway	Former Assistant Secretary of State for Europe and Canada. Ms. Ridgway served as Co-Chair of The Atlantic Council of the United States (association to promote better understanding of international issues) from 1993 to 1996 and was its President from 1989 through 1992. She served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. She is also a director of Emerson Electric Company, 3M Company, The Sara Lee Corporation, the New Perspective Fund and Manpower, Inc. and a trustee of the National Geographic Society and the Center for Naval Analyses. She is a member of the Compensation Committee and the Governance and Nominating Committee.	66	1992

BOARD AND COMMITTEE MEMBERSHIP

Our business affairs and property are managed under the direction of the Board of Directors. Directors meet their responsibilities by participating in meetings of the Board of Directors and Board committees on which they sit, through communications with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting our offices and plants.

Pursuant to the by-laws, the Board of Directors has established the following standing committees: Audit, Compensation, Finance, and Governance and Nominating. Only non-employee directors serve on these standing committees. Membership of the standing committees is determined at the organizational meeting of the Board in conjunction with the Annual Meeting. Adjustments to committee assignments may be made as of that date.

During 2001, the Board of Directors met 12 times, having six regular meetings and six special meetings. The committees of the Board of Directors held a total of 24 meetings. All directors attended 100% of the scheduled Board meetings and meetings held by committees of which they were members, except one director whose attendance was 83%.

Membership of each committee is as follows, with committee chairpersons listed first:

Audit	Compensation	Finance	Governance and Nominating

John E. Bryson	John H. Biggs	John F. McDonnell	John B. Fery*
Paul E. Gray	Kenneth M. Duberstein	John E. Bryson	John H. Biggs
John F. McDonnell	John B. Fery*	Paul E. Gray	Kenneth M. Duberstein
W. James McNerney, Jr.	Rozanne L. Ridgway	W. James McNerney, Jr.	Rozanne L. Ridgway
Lewis E. Platt		Lewis E. Platt
John M. Shalikashvili		John M. Shalikashvili
*
After 13 years of valued service as a Director, Mr. Fery will retire after our 2002 Annual Meeting.

Audit Committee	6 meetings in 2001
Evaluates and selects the outside auditor subject to ratification by the Board of Directors;
Reviews and advises on the selection and removal of the general auditor;
Reviews and recommends changes to the internal audit charter;
Reviews, on an annual basis, a formal written statement prepared by the external auditor delineating all relationships relevant to audit independence between the auditor and the Company;

Discusses with management or the independent auditors, as appropriate, the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the audit or quarterly review;
Reviews with the independent auditors and members of senior management the adequacy and effectiveness of the Company's financial controls and financial reporting procedures;
Meets at least annually with the senior internal auditing executive and the independent auditors in separate executive sessions;
Reviews, prior to filing, the Company's quarterly and annual reports filed with the SEC;
Prepares a report for inclusion in the annual proxy statement;

Reviews management's assessment of compliance with laws, regulations and Company policies relative to payments to individuals or organizations retained as foreign sales consultants;

Meets with representatives of the Board-appointed Ethics and Business Conduct Committee to review the Company's ethics and business conduct program and Company compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct;
Reviews significant pending and threatened litigation, the status of advancement of expenses to employees involved in Company-related legal proceedings, and related indemnification; and

Presents to the Board such comments and recommendations as the Audit Committee deems appropriate, and performs such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of the Committee's Charter.
Compensation Committee	6 meetings in 2001
Establishes and administers the Company's executive compensation plans;
Reviews the individual elements of total compensation for elected officers and recommends salary adjustments to the Board of Directors;
Determines the number of performance shares, stock options and restricted stock units awarded to elected officers and the terms and conditions on which they are granted;
Amends compensation plans within the scope of the Compensation Committee's authority or recommends amendments to the Board;
Administers the incentive compensation plans and the Deferred Compensation Plan for Employees; and
Sets Company policy for employee benefit programs and plans and oversees administration of employee retirement plans and various other benefit plans.
Finance Committee	6 meetings in 2001
Reviews and makes recommendations concerning proposed dividend actions, current and projected capital requirements, and issuance of debt or equity securities;
Reviews the Company's credit agreements and short-term investment policies; and
Reviews the investment policies, administration and performance of the trust investments of the Company's employee benefit plans.
Governance and Nominating Committee	6 meetings in 2001
Reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees and with respect to Board compensation;
Makes recommendations to the Board concerning the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board;
Considers the names and qualifications of any candidates for the Board submitted by shareholders in accordance with the procedures set forth in the Company's by-laws;
Oversees evaluations of the directors, Board committees and the Board;

Makes recommendations to the Board concerning candidates for election as Chief Executive Officer and other corporate officers;
Conducts an evaluation of the Board as a whole at least every two years; and
Monitors and reviews at least annually the performance of the Chief Executive Officer and the Company's plans for senior management succession.

DIRECTOR COMPENSATION

The components of non-employee director compensation are set forth in the table below. Directors who are employees of Boeing do not receive any compensation for their service as directors.

Annual Board Retainer Fee	$65,000*
Annual Retainer Fee for Committee Chair	$ 4,000*
Annual Deferred Stock Unit Award	$20,000**
First Annual Meeting Stock Option Grant	3,000 shares***
Subsequent Annual Meeting(s) Stock Option Grant	2,400 shares***
*
The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. No additional fees are paid for attending Board or committee meetings.

**
The number of deferred stock units awarded is equal to the number of shares of Boeing stock that could be purchased with $20,000, based on the Fair Market Value of the stock as of the day on which the retainer is earned. The Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as provided to Boeing by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The deferred stock units are credited to the director's account in the Company's Deferred Compensation Plan for Directors. Non-employee directors may also defer all or part of their cash compensation into an interest-bearing cash-based account or as additional deferred stock units under the Deferred Compensation Plan for Directors. The Company matches all deferrals of cash compensation into deferred stock units with a contribution of an additional 25% of such stock units. Deferred stock units earn the equivalent of dividends, which are credited as additional stock units. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units will be distributed as shares of Boeing stock after retirement or other termination of Board service.

***
The exercise price of an option is equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant. Options vest one year after grant, provided the recipient remains a director. Options become exercisable in installments one, three and five years after the date of grant.

2001 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of The Boeing Company serves as the representative of the Board of Directors for general oversight of the Company's financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board of Directors has adopted a charter for the Audit Committee.  Management of The Boeing Company has responsibility for preparing financial statements of the Company as well as the Company's financial reporting process. Deloitte & Touche LLP, acting as independent auditors, are responsible for expressing an opinion on the conformity of The Boeing Company's audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

  (1)
  The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2001 with The Boeing Company's management.

  (2)
  The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees.

  (3)
  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent auditors.

  (4)
  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of The Boeing Company, and the Board of Directors has approved, that the audited financial statements be included in The Boeing Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Audit Committee John E. Bryson, Chair Paul E. Gray John F. McDonnell Lewis E. Platt John M. Shalikashvili

INDEPENDENT AUDITORS FEES REPORT

The aggregate fees billed by Deloitte & Touche LLP, the Company's independent auditors, in fiscal year 2001 were as follows:

Services Rendered in 2001	Fees
Professional services rendered for the audit of the Company's annual financial statements, and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal year 2001	$13.4	million
Financial information systems design and implementation	0
All other services and fees*	$14.8	million

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditor's independence.

*
Other fees include amounts paid to Deloitte Consulting in 2001 of $4.4 million. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm. The remaining fees consisted of tax and audit related services. The tax services were primarily comprised of studies related to excise tax and meals and entertainment deductibility. Other audit-related services included audits of subsidiaries, audits of employee benefit plans and issuance of comfort letters and consents related to SEC and other registration statements.

CORPORATE GOVERNANCE PRINCIPLES

In order to help our shareholders understand the Company's Board and governance practices, the following is a description of the Company's corporate governance principles and current practices. The Governance and Nominating Committee reviews these practices. As part of its review, the Committee also evaluates board practices at other well-managed companies and practices that are the focus of commentators on corporate governance.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the non-employee directors for their approval. The non-employee directors then meet privately to discuss the CEO's performance for the current year against his performance objectives and review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the compensation of the CEO.

Board Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Governance and Nominating Committee evaluates the Board's performance as a whole. The evaluation process, which occurs at least every two years, includes a survey of the individual views of all non-employee directors, which are then shared with the full Board and with management.

CEO Succession

The Board of Directors views CEO selection as one of its most important responsibilities. The CEO reports annually to the Governance and Nominating Committee on planning for CEO succession either in the event of a sudden emergency or, longer range, when it is time for the CEO's retirement. When a succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the non-employee directors.

Board Size and Composition

The Board of Directors believes that approximately 10 to 15 members is an appropriate size for the Boeing Board. The Board also believes that it should be made up of a substantial majority of independent, non-employee directors. The Governance and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of diversity, age, international expertise and skills such as understanding of manufacturing, finance, marketing, technology and public policy, etc. The principal qualification for a director is the ability to act on behalf of all of the shareholders. The Board currently has 12 members, two of whom are employees of the Company.

Selection of Directors

Under the by-laws, the Board of Directors has authority to fill vacancies in the Board and to nominate candidates for election by the shareholders. The screening process is handled by the Governance and Nominating Committee with direct input from the Chairman and Chief Executive Officer and from the other directors. The Committee reviews employment and other relationships of directors, and the Board believes there is no current relationship between any non-employee director and Boeing that would be construed in any way as compromising the independence of any director.

Director Retirement

Each non-employee director must retire at the annual meeting following his or her 72nd birthday. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances. The Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in their status as an officer of Boeing, unless the policy is waived by the Board. In view of Mr. Stonecipher's long-term association with, and in-depth knowledge of, the aerospace and defense industry, the

Board has determined to waive this policy and has requested that he continue as a Board member following his retirement as an employee of the Company on June 1, 2002.

Director Compensation and Stock Ownership

The Governance and Nominating Committee periodically reviews and compares the Company's Board compensation to director compensation at peer companies, which are benchmarks for the Company's financial performance. It is the Board of Directors' policy that a significant portion of director compensation be in the form of Boeing stock or stock equivalent units.

Board Agenda and Meetings

The Chairman and Chief Executive Officer establishes the agendas for Board meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board reviews and approves the Company's yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings.

Executive Sessions of Outside Directors

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee directors and other members of senior management. The non-employee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting.

Committees of the Board

The Board of Directors has the following committees: Audit, Compensation, Finance, and Governance and Nominating. Only non-employee directors serve on these committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of Deloitte & Touche LLP, the Company's independent auditors, and with the Company vice president responsible for carrying out the internal audit function.

It is the policy of the Company that the chairs of the Audit, Compensation, Finance, and Governance and Nominating Committees of the Board each act as the chair at meetings or executive sessions of the outside directors at which the principal items to be considered are within the scope of the authority of his or her committee. This factor provides for leadership at all meetings or executive sessions without the need to designate a lead director.

Independent Advice

The Board (or with the Board's approval, a committee of the Board) may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the Chairman and Chief Executive Officer.

Outside Board Memberships

The Chief Executive Officer and other members of senior management must seek the approval of the Board or appropriate Board committee before accepting outside board memberships with for-profit entities.

Confidential Voting

The Company's policy is that all proxy, ballot and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and executive officers of the Company, except (a) when disclosure is required by applicable law or regulation, (b) when a shareholder expressly requests such disclosure, and (c) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Boeing stock fund of one of the Company's retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (a) or (b) above applies.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Boeing stock, as of February 28, 2002, of each director, the Company's five most highly compensated executive officers, and directors and executive officers as a group, and also sets forth Boeing stock units and interests in units held pursuant to the Company's compensation and benefits plans or pursuant to a contract. While these interests may not be transferred, some are vested.

All numbers are rounded to the nearest whole share. No family relationship existed among any of the directors or executive officers of the Company.

	Shares Beneficially Owned(a)
			Stock Units and Interests(b)
Directors and Nominees					Total(c)
John H. Biggs	40,310	(d)	9,677	(e)	49,987
John E. Bryson	16,680	(d)(f)	8,509	(e)	25,189
Kenneth M. Duberstein	12,060	(d)	9,391	(e)	21,451
John B. Fery	26,636	(d)(g)	5,959	(e)	32,595
Paul E. Gray	15,197	(d)	2,771	(e)	17,968
John F. McDonnell	14,096,714	(d)(h)	3,474	(e)	14,100,188
W. James McNerney, Jr.*	0		928		928
Lewis E. Platt	5,020	(d)	6,222	(e)	11,242
Rozanne L. Ridgway	20,480	(d)	15,459	(e)	35,939
John M. Shalikashvili	2,361	(d)	1,553	(e)	3,914
	Shares Beneficially Owned(a)
			Stock Units and Interests(b)
Named Executive Officers				Total(c)
Philip M. Condit**	573,749	(d)	242,624	816,373
James F. Albaugh	35,229	(d)	194,881	230,110
Alan R. Mulally	332,695	(d)	104,517	437,212
Michael M. Sears	37,543	(i)	141,401	178,944
Harry C. Stonecipher**	1,339,857	(d)(i)	907,193	2,247,050
All directors and all executive officers as a group (27 persons)	17,003,216		2,227,600	19,230,816	(c)
*
Elected to the Board on December 10, 2001.

**
Also serve as Directors.

(a)
Consists of the aggregate total of shares of common stock held by the reporting person either directly or indirectly, including 401(k) plan holdings, PARS, PAYSOP shares, and options exercisable within 60 days.

(b)
Consists of the aggregate total of BSUs, including BSUs granted in 2002 for 2001 performance, LTIP shares, RSUs attributed to the reporting person, career shares, and any deferred stock units.

(c)
All persons listed own less than 1% of the Company's outstanding shares of Boeing stock, except:

% of Outstanding Shares
John F. McDonnell	1.7%
All directors and officers as a group	2.3%

(d)
This includes the following shares issuable upon exercise of outstanding options exercisable within 60 days of the date of this table.

Number of Shares Issuable
James F. Albaugh	20,002
John H. Biggs	5,700
John E. Bryson	13,080
Philip M. Condit	473,766
Kenneth M. Duberstein	5,700
John B. Fery	17,280
Paul E. Gray	10,080
John F. McDonnell	5,700
Alan R. Mulally	241,108
Lewis E. Platt	4,020
Rozanne L. Ridgway	19,320
Harry C. Stonecipher	1,170,000
John M. Shalikashvili	2,160
(e)
These numbers represent deferred stock units issued under the Deferred Compensation Plan for Directors. All non-employee directors receive part of their Board compensation in deferred stock units. In addition, they may choose to defer all or part of their cash compensation in the form of stock units. (See Compensation of Directors on page 6.) Mr. McDonnell also has interests equal to 160,275 shares in the Boeing stock fund of the Voluntary Investment Plan, a 401(k) retirement savings plan.

(f)
This includes 1,600 shares held in trust for a member of Mr. Bryson's family.

(g)
This includes 9,356 shares held by a family limited liability company.

(h)
Of the total shares shown, 6,426,181 shares are held in trusts of which Mr. McDonnell or his wife is a trustee for the benefit of members of the McDonnell family. Also included are 7,501,424 shares of Boeing stock held in two trusts of which John F. McDonnell is a co-trustee and his brother is a beneficiary.

(i)
This includes shares of restricted stock originally issued pursuant to the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan, prior to the merger of McDonnell Douglas Corporation with the Company in 1997, and converted into shares of Boeing stock that have become unrestricted in increments through 2002.

Restricted Shares
Michael M. Sears	3,120
Harry C. Stonecipher	15,600

SECURITY OWNERSHIP OF MORE THAN 5% SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of the owners of more than 5% of the outstanding Boeing stock as of December 31, 2001.

	Shares Beneficially Owned		Percent of Stock Outstanding
Name/Address
State Street Bank and Trust Company ("State Street") 225 Franklin Street Boston, Massachusetts 02110	89,439,799	(a)	10.7%
(a)
Information is based on a Schedule 13G filed on February 5, 2002. State Street reports that at December 31, 2001, it had sole power to vote or direct the vote of 17,372,798 shares and sole power to dispose of or direct the disposition of 88,165,223 shares. It also reports that it shared voting power over 69,849,809 shares and shared dispositive power over 1,274,576 shares. State Street is Trustee of the Company's Voluntary Investment Plan, a 401(k) retirement savings plan (the "VIP"). It has informed the Company that the shared voting and dispositive amounts reported include 68,354,626 shares held in the VIP trust at December 31, 2001. The Trustee has dispositive power for the shares in the VIP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund for which voting instructions are timely received.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company's review of the reports it has received, the Company believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during 2001, except one annual stock option grant was inadvertently reported late for Dr. Gray.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors establishes and administers the Company's executive compensation programs. During 2001, the Committee was composed of four non-employee members of the Board, Messrs. Biggs, Duberstein and Fery and Ms. Ridgway.

The goals of the Company's executive compensation programs are to:

  1.
  Attract, retain and motivate a high-caliber executive leadership team;

  2.
  Pay competitively and consistently with an appropriately defined market;

  3.
  Align executive compensation with shareholder interests; and

  4.
  Link pay to Company and individual performance.

Boeing executive officers are assigned to pay grades, determined by comparing individual responsibilities with industry survey data and internal executive job relationships. Each pay grade has an established salary range, a percentage of salary that establishes a target award for the annual incentive, and a factor of salary on which long-term incentive awards are based. Using compensation survey data, adjusted for company size, Boeing targets pay levels at the 50th percentile for comparable jobs in benchmark companies, which include major aerospace and other large corporations. The benchmark group includes two of the aerospace and defense companies in the S&P 500 Aerospace & Defense Index used in the performance comparison graph on page 16.

Salaries and Incentive Awards

Executive officer salaries are determined by an evaluation of individual performance and by objective comparisons to internal peer data and external market data for similar positions. Mr. Stonecipher's salary was determined in part in accordance with the terms of his employment agreement with the Company.

Annual incentive awards are designed to focus management attention on annual Company performance. Actual award payments also reflect an evaluation of individual performance. Each executive pay grade has an assigned incentive target award. The incentive target award percentages assigned to the Named Executive Officers' pay grades range from 80% to 100% of salary. Executive bonuses are paid in a combination of cash and Boeing Stock Units ("BSUs"). For the Named Executive Officers, including the Chief Executive Officer, the incentive awards for 2001 performance were paid out approximately 60% in cash and 40% in BSUs.

Incentive Award Determination.    Specifically, each officer's incentive award is determined based on Company performance against a pre-established goal of economic profit. Economic profit reflects operating profit less the cost of capital, and excludes non-recurring items (such as the charges associated with September 11, 2001 related events).

Boeing Stock Units.    BSUs are restricted stock units without voting rights but earning dividend equivalents. BSUs vest three years from the date of the award. The values of the BSUs at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table on page 17.

Long-Term Incentives

The Boeing Company has adopted FAS 123, which requires the Company to recognize a charge to earnings for the "fair value" cost of all stock-based employee incentive compensation awards.

Performance Shares.    Executives are awarded Performance Shares, which are rights to receive Boeing stock contingent on the Company's attaining shareholder return goals within a five-year time period. These performance goals represent annual compounded growth rates of the stock price at the time the Performance Shares are granted. Any Performance Shares not achieving the stated performance hurdles within five years will expire. The terms of the

Performance Shares granted to the Named Executive Officers, including the Chief Executive Officer, are stated on page 19.

Career Shares.    The long-term incentive program also includes grants of Career Shares to certain executives who make substantial contributions to the management, growth and success of major components of the Company's business. Career Shares are units of Boeing stock paid only on retirement from the Company. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares and which will be distributed in Boeing stock when and to the extent the Career Shares are distributed. The number of Career Shares an executive is granted is based on the executive's pay grade and salary. The values of the Career Shares at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table.

Chief Executive Officer Compensation

After reviewing overall Company performance, Mr. Condit's performance as Chief Executive Officer, and competitive compensation practices, the Committee recommended, and the Board approved, an increase to his annual base salary effective March 1, 2002. Based on his contributions to Company financial performance against the pre-established goal of economic profit, as well as a review of non-financial factors including management development, employee relations, the successful integration of acquisitions, and growth and global development, the Committee awarded the Chief Executive Officer an incentive award of 126% of base salary.

Stock Ownership

Stock ownership is a fundamental principle underlying the philosophy and structure of the Company's compensation programs. Stock ownership for executives promotes alignment of their interests with those of shareholders. The Committee has established stock ownership guidelines for executives that range from one to six times annual base salary, and from four to six times base salary for the Named Executive Officers. All of the Named Executive Officers meet or exceed their guidelines.

As a further incentive to encourage long-term stock ownership, the Company provides a 25% matching contribution on the following portions of compensation which may be deferred into an unfunded stock unit account: up to 50% of salary, and any annual incentive awards and vested Performance Shares. The values of matching deferred stock units at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to a Named Executive Officer who is employed on the last day of the fiscal year. "Performance-based compensation" is excluded from this $1 million limitation.

The Committee's policy is to provide annual incentive awards that are fully deductible by the Company for income tax purposes. Performance Shares awarded to the Named Executive Officers are not deductible by the Company under Section 162(m). The Company has a salary and incentive award deferral plan, however, that permits compensation deferred under the plan by Named Executive Officers to be exempt from the limit on tax deductibility.

Compensation Committee John H. Biggs, Chair Kenneth M. Duberstein John B. Fery Rozanne L. Ridgway

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on $100 invested at year-end in 1996 in Boeing stock, Standard & Poor's 500 Stock Index and Standard & Poor's 500 Aerospace & Defense Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Return to Shareholders
Cumulative Return—Assumes $100 Invested, Reinvestment of Dividends
5 Years - 12/96 through 12/01

	1996	1997	1998	1999	2000	2001

Boeing	100	93	63	81	130	78
S&P 500 Index	100	133	171	208	189	166
S&P 500 Aerospace & Defense Index	100	107	102	104	130	107

SUMMARY COMPENSATION TABLE

The following table sets forth the annual and long-term compensation of the Company's five most highly compensated executives ("Named Executive Officers" or "NEOs"). Annual compensation includes amounts deferred at the officer's election. All numbers are rounded to the nearest dollar or whole share.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position in 2001	Year	Salary($)	Bonus($)(1)	Other($)		Restricted Stock($) Awards(2)	LTIP Payouts($) (3)	All Other Compen- sation($)(4)
Philip M. Condit Chairman and Chief Executive Officer	2001 2000 1999	$1,479,231 1,359,231 1,093,079	$1,134,000 1,978,200 1,900,800	$71,015 86,494 0	(5) (5)	$1,127,150 3,068,596 1,431,543	$0 12,104,641 0	$225,639 100,829 86,270
James F. Albaugh Senior V.P., President and Chief Executive Officer, Space and Communications	2001 2000 1999	581,693 539,809 480,462	331,300 331,600 380,200	0 0 0		397,922 948,993 4,821,879	0 4,039,998 0	38,013 33,829 29,702
Alan R. Mulally Senior V.P., President and Chief Executive Officer, Commercial Airplanes	2001 2000 1999	699,617 652,866 620,097	398,700 795,800 792,000	107,329 104,304 80,280	(6) (6) (6)	439,751 1,347,828 657,192	0 5,569,447 0	45,719 43,486 40,960
Michael M. Sears Senior V.P. and Chief Financial Officer	2001 2000 1999	691,693 611,693 479,770	393,100 696,300 506,900	0 0 0		436,010 560,523 4,897,465	0 4,247,789 0	330,548 1,272,608 30,550
Harry C. Stonecipher Vice Chairman	2001 2000 1999	1,100,002 1,079,617 946,539	695,000 1,398,900 1,425,600	107,141 63,233 0	(7) (7)	1,260,462 4,009,114 1,217,122	0 9,554,956 0	451,476 70,141 60,212
(1)
Annual incentive compensation (consisting of cash payments reported in the Bonus column and Boeing Stock Units ("BSUs") reported in the Restricted Stock column) is based on performance in the year shown, but is determined and paid during the following year.

(2)
The amount reported in the Restricted Stock column for each officer is the value of (a) BSUs awarded in February of the following year and (b) Restricted Stock Units ("RSUs"), Career Shares and matching deferred stock units awarded during the year. The number of BSUs awarded was the number of shares of Boeing stock that could be purchased with 40% of the officer's incentive award, using as a purchase price the Fair Market Value of the stock on that date. (Fair Market Value for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions.) However, in accordance with the SEC's proxy rules, the value of the BSUs awarded is shown here using the closing market price of the stock on the date of the award.

  BSUs and RSUs are stock units that earn equivalent dividends, which are accrued in the form of additional BSUs or RSUs each quarter. BSUs vest and are payable three years after the award. The officer may choose to receive for each BSU one share of stock or cash equal to the Fair Market Value of one share at the time of vesting. RSUs vest on the schedule determined by the Compensation Committee and are paid out in stock. Career Shares are stock units that are paid out in stock, contingent on the officer's staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares. Matching deferred stock units are paid under the Company's Deferred Compensation Plan for Employees. For each deferral into a stock unit account of salary (up to 50%), annual cash incentive awards, vested BSUs and earned performance shares, the Company contributes an additional 25% of such stock units.

  The following table shows the aggregate number and value of BSUs granted to each of the NEOs in 2002 for service in 2001, and the number and value of Career Shares and matching deferred stock units granted to each of them in 2001. The values are based on the closing market price of Boeing stock on the dates of grant. No RSUs were granted to the NEOs in 2001 or 2000.

	Number of Units			Value
	BSUs	Career Shares	Matching Deferred Stock Units	BSUs	Career Shares	Matching Deferred Stock Units
Philip M. Condit	17,008	5,781	0	$764,334	$362,816	0
James F. Albaugh	4,970	2,271	565	223,335	142,527	$32,060
Alan R. Mulally	5,980	2,725	0	268,730	171,021	0
Michael M. Sears	5,897	2,725	0	264,989	171,021	0
Harry C. Stonecipher	10,423	4,542	8448	468,407	285,056	506,999

  The following table shows the aggregate number and value of BSUs, RSUs, Career Shares, matching deferred stock units and LTIP Shares granted under the Company's previous long-term incentive plan, and other shares of restricted stock or RSUs held by each of the NEOs at year-end, plus the BSUs awarded in 2002. The value of all such shares and units is based on the closing price of Boeing stock on December 31, 2001, which was $38.78 per share, except for the BSUs granted in 2002, whose value is based on the closing price of the stock on February 25, 2002, which was $44.94.

All Restricted Stock and Units
	Number	Value
Philip M. Condit	130,423	$5,162,589
James F. Albaugh	148,178	5,776,948
Alan R. Mulally	56,180	2,215,494
Michael M. Sears	149,045	5,816,292
Harry C. Stonecipher	655,147	25,470,789
(3)
Amounts shown represent the value of Performance Shares when they vested in 2000. Although reported here as dollar amounts, Performance Shares are distributed in shares of Boeing stock.

(4)
Amounts reported in the All Other Compensation column for 2001 include the sums of the values of (a) dividend equivalents and interest on dividend equivalents on LTIP Shares granted under the Company's previous long-term incentive plan and not yet converted into stock, (b) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries, (c) premiums paid by the Company for term life insurance for the benefit of the insured, and (d) expenses paid by the Company in connection with the Company Headquarters' relocation to Chicago.

All Other Compensation
	(a)	(b)	(c)	(d)
Philip M. Condit	$14,038	$88,754	$5,364	$117,482
James F. Albaugh	0	34,902	3,111	0
Alan R. Mulally	0	41,977	3,741	0
Michael M. Sears	0	41,502	3,701	285,345
Harry C. Stonecipher	0	66,000	5,364	380,112

(5)
The amount for 2001 represents perquisites, including $42,673 for personal use of Company aircraft. The amount for 2000 represents perquisites, including $32,695 for personal use of Company aircraft.

(6)
The amount for 2001 represents perquisites, including $53,421 for personal use of Company aircraft, and $35,688 in tax reimbursement. The amount shown for 2000 represents perquisites, including $52,937 for personal use of Company aircraft and $36,863 in tax reimbursement. The amount for 1999 represents perquisites, including $37,481 for personal use of Company aircraft, and $26,100 in tax reimbursement.

(7)
The amount for 2001 represents perquisites, including $59,581 for personal use of Company aircraft. The amount for 2000 represents perquisites, including $38,951 for personal use of Company aircraft.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

No options were granted to or exercised by the NEOs in 2001. The table below sets forth information with respect to the number and assumed value of outstanding options held by the NEOs at year-end.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
			Exercisable ($)	Unexercisable ($)
	Exercisable	Unexercisable
Philip M. Condit	463,266	36,000	$3,897,304	$0
James F. Albaugh	18,924	1,078	0	0
Alan R. Mulally	234,928	66,180	729,378	0
Michael M. Sears	0	0	0	0
Harry C. Stonecipher	1,170,000	0	29,115,801	0
(1)
Amounts are based on the Fair Market Value of Boeing stock on the last trading day of the year, December 31, 2001, which was $39.10. There is no guarantee that, if and when these options are exercised, they will have this value.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The Performance Share program is designed to focus executives on stock price appreciation by requiring a minimum compound annual increase in share price of 10% within a five-year period before any awards can be paid. The 2001 Performance Share awards are contingent on the Company's achieving threshold, target and superior (maximum) stock price appreciation of $101.08, $120.84 and $126.23, respectively, within five years from the date of grant. If the performance hurdles are achieved, the Company's market value will have been increased significantly.

Performance Shares vest at such time as the average daily closing price of a share of Boeing stock on the New York Stock Exchange over a 20-consecutive-day period achieves a specified hurdle. The Performance Shares will be distributed in Boeing stock on the date the specified performance hurdle is met. The Performance Shares earn dividend equivalents, which will be accrued in the form of additional Performance Shares and distributed in Boeing stock when and to the extent that the related Performance Shares are distributed.

The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If the threshold price is achieved, 25% of the Performance Shares will vest. If stock price milestones between threshold and target are met, the Performance Shares will vest in increments of 40%, 55% and 75%, up to 100% if the target price is achieved and 125% if the superior price is achieved. If the price of Boeing stock does not achieve the specified performance hurdles, the Compensation Committee may, in its discretion, allow vesting of up to 100% of the target Performance Shares if the Company's total shareholder return ("TSR" = stock price appreciation plus dividends) during the five-year performance period exceeds the average TSR of the Standard & Poor's 500 over the same period.

			Contingent Future Payouts at Specified Stock Prices
		Performance or Other Period Until Maturation or Payout
	Number of Shares, Units or Other Rights (#)		Less Than $101.08 Threshold (#)	$101.08 Threshold (25%)	$120.84 Target (100%)	$126.23 Maximum (125%)
Philip M. Condit	158,987	2001-2006	0	39,747	158,987	198,734
James F. Albaugh	51,103	2001-2006	0	12,776	51,103	63,879
Alan R. Mulally	61,323	2001-2006	0	15,331	61,323	76,654
Michael M. Sears	61,323	2001-2006	0	15,331	61,323	76,654
Harry C. Stonecipher	113,562	2001-2006	0	28,391	113,562	141,953

PENSION PLANS

The following table shows the estimated annual pension benefits payable to an executive officer, assuming retirement on January 1, 2002, at age 65 after selected periods of service. Total pension benefits for executive officers are determined under the Company's Supplemental Executive Retirement Plan ("SERP"), which is an unfunded, unqualified, defined benefit plan. A portion of that benefit will be paid under the Company's Pension Value Plan, which is a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the benefit will be paid under the SERP. The benefits shown in the table are based on straight-life annuity amounts. The plans also permit selection of a joint and survivor annuity with reductions in the benefits shown. The benefits shown in the table are not subject to any deduction for Social Security benefits.

	Years of Credited Service
Remuneration
	15	20	25	30	35	40
$300,000	$72,000	$96,000	$120,000	$144,000	$168,000	$192,000
600,000	144,000	192,000	240,000	288,000	336,000	384,000
900,000	216,000	288,000	360,000	432,000	504,000	576,000
1,200,000	288,000	384,000	480,000	576,000	672,000	768,000
1,500,000	360,000	480,000	600,000	720,000	840,000	960,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000	1,152,000
2,100,000	504,000	672,000	840,000	1,008,000	1,176,000	1,344,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000	1,536,000
2,700,000	648,000	864,000	1,080,000	1,296,000	1,512,000	1,728,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000	1,920,000
3,300,000	792,000	1,056,000	1,320,000	1,584,000	1,848,000	2,112,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000	2,304,000

Credited service begins on the commencement of employment. The Named Executive Officers have the following years of credited service:

Philip M. Condit	36.5
James F. Albaugh	18.0
Alan R. Mulally	32.5
Michael M. Sears	32.0
Harry C. Stonecipher	14.5

Under the SERP, pension benefits are based on years of credited service times 1.6% of average annual salary plus average annual incentive compensation for the last five years of employment. Benefits calculated under the SERP are limited to 100% of a participant's annual salary at termination and are reduced by the amount of benefits received under the Pension Value Plan(1). The total annual averages for the current NEOs are now as follows:

Total Annual Averages
Philip M. Condit	$3,007,506
James F. Albaugh	883,769
Alan R. Mulally	1,389,556
Michael M. Sears	1,205,459
Harry C. Stonecipher	2,299,983

(1)
The Pension Value Plan became effective as of January 1, 1999. Under the Pension Value Plan, benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after five years of service. Each year, a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's base pay depending on the participant's age, ranging from 3% for younger than age 30 to 11% for age 50 and older. Each participant's account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. When a participant retires, the amount credited to the participant's account is converted into an annuity.

  In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant's salary increases. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Mr. Stonecipher has an agreement that may increase the amount of retirement benefits received from the Company. Pursuant to Mr. Stonecipher's agreement, he will receive credit for twice as many years of service as he actually works for the Company, which is reflected in the credited service shown above. In addition, the Company will provide a supplemental pension payment equal to the difference between: (a) what Mr. Stonecipher would have received from an employer prior to his employment with McDonnell Douglas had he stayed with that employer through the end of the Employment Period (as defined below) and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas and the Company. Had Mr. Stonecipher retired on January 1, 2002, at his attained age of 66, the supplemental payment under the agreement would have been approximately $100,000 per year.

Mr. Sears has a Supplemental Pension Agreement that may increase his retirement benefit from the Company. The agreement provides that, upon his retirement, the Company will supplement his benefit under the SERP by the amount necessary to equal the amounts he would have received under retirement plans of McDonnell Douglas, if they had continued in effect until his retirement. Had Mr. Sears attained age 65 and retired on January 1, 2002, the supplemental payment under the agreement would have been approximately $10,000 per year.

Had Mr. Condit attained age 65 and retired on January 1, 2002, his benefit calculated under the SERP formula would have exceeded his annual salary by approximately $200,000 per year. Because the SERP limits pension benefits to 100% of annual salary, Mr. Condit's benefit would have been reduced accordingly.

EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT ARRANGEMENTS

Employment Agreement With Mr. Stonecipher.    Effective August 1, 1997, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Stonecipher to secure his services as President and Chief Operating Officer of the Company. The Employment Agreement amends and restates Mr. Stonecipher's prior employment agreement with McDonnell Douglas Corporation and supersedes all prior agreements between McDonnell Douglas and Mr. Stonecipher. While the "Employment Period" under the Employment Agreement was to expire on May 16, 2001, the Employment Agreement was amended effective June 26, 2000, to extend the expiration to May 16, 2002.

During the Employment Period, Mr. Stonecipher is to receive both annual and long-term equity incentive compensation. Annual compensation includes a minimum base salary of $900,000 per year, reviewed annually by the Compensation Committee of the Board of Directors. Pursuant to the Employment Agreement, the following long-term equity incentive compensation previously awarded to Mr. Stonecipher by McDonnell Douglas was converted into similar awards with respect to Boeing stock in accordance with the terms of the Agreement and Plan of Merger between the Company and McDonnell Douglas: 477,415 Boeing stock equivalents ("BSEs"), 140,400 of which, together with related dividend equivalents, remain subject to vesting by no later than March 31, 2002; 78,000 shares of restricted stock, 31,200 of which vested at the end of 1999 and 15,600 of which vested or will vest at the end of each of 2000, 2001 and 2002; and options to purchase 1,170,000 shares of Boeing stock, which vested and became exercisable in increments of 234,000 shares on September 24 in each of 1996, 1997, 1998, 1999 and 2000. Mr. Stonecipher receives dividends and voting rights on his shares of restricted stock; the BSEs do not have voting rights, and dividend equivalent payments on the BSEs are reinvested into additional BSEs. All converted restricted stock and stock options were issued under and subject to the terms and conditions of the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan. Additional long-term incentive awards will be granted to Mr. Stonecipher at the sole discretion of the Compensation Committee. Mr. Stonecipher also may receive enhanced retirement benefits as described under "Pension Plans."

Pursuant to the Employment Agreement, Mr. Stonecipher is also entitled to at least four weeks of paid vacation each year, fringe benefits and perquisites in accordance with the policies of McDonnell Douglas as in effect immediately prior to the acquisition of McDonnell Douglas by Boeing, moving and relocation expenses incurred in moving to Seattle, and participation in the Company's other employee benefit plans available to senior Boeing executives.

The Employment Agreement terminates upon the earliest of May 16, 2002, termination by the Company of Mr. Stonecipher's services for cause, termination of his employment by Mr. Stonecipher for good reason, or Mr. Stonecipher's death or inability to render services for 180 days during any 12-month period. Under the Employment Agreement, "good reason" means a breach of the Employment Agreement by the Company, removal from the Company's Board of Directors for reasons other than voluntary resignation, removal from his position as President and Chief Operating Officer for reasons other than for cause, diminution in responsibilities or assignment of duties reasonably deemed by Mr. Stonecipher to be inappropriate for someone in his position.

In the event Mr. Stonecipher terminates his employment for good reason, he will be entitled to receive the present value of the salary and target annual incentive compensation he would have received if his employment had continued for the remainder of the Employment Period. In the event of such a termination, all Mr. Stonecipher's BSEs would be paid upon termination of employment, stock options would continue to vest for the remainder of the Employment Period and for one year following termination of the Employment Period and would be exercisable only within three years of that time, and grants of performance-based restricted shares would be ratably adjusted. Payments of amounts due upon termination of the Employment Agreement will be deferred to the extent necessary to permit the Company a full deduction for all such payments under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Employment Agreement prohibits Mr. Stonecipher from disclosing at any time confidential information or trade secrets concerning the Company without the Company's express written consent. Mr. Stonecipher also may not be employed or affiliated with a competitor of the Company as long as any restricted stock, BSEs or stock options under the Employment Agreement remain unvested or unexercised. The vesting of restricted stock and BSEs and the exercise of stock options are subject to Mr. Stonecipher's full compliance with the nondisclosure and noncompete provisions of the Employment Agreement.

ITEM 2 RATIFICATION OF APPOINTMENT OF
DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THIS PROPOSAL.

As recommended by the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2002, subject to the approval of the shareholders. Representatives of that firm will be present at the Annual Meeting where they will be available to respond to appropriate questions and will also have the opportunity to make a statement if they so desire.

The affirmative vote of the holders of record of a majority of shares of common stock present in person or by proxy and entitled to vote at the meeting is necessary to ratify the appointment of the independent auditors. In the event the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Board of Directors.

ITEM 3 SHAREHOLDER PROPOSAL ON MILITARY ACTIVITIES IN SPACE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

WHEREAS: The United States military's plans to develop technologies with the potential to wage war from space are intended to enhance our collective security. In light of the September 11, 2001 tragedy, we believe that these plans will not achieve that end;

Vision for 2020 explicitly articulates such plans of the US Space Command which coordinates the use of Army, Naval and Air Force Space Forces;

This Report, "serves as a vector for the evolution of military space strategy into the 21st century," when "space power will … evolve into a separate and equal medium of warfare." The Report also speaks of "dominating the space dimension of military operations to protect US interests and investment [estimated at $500 billion by 2010] … integrating space forces into warfighting capabilities across the full spectrum of conflict."

Former head of US Space Command, General Joseph Ashy said, "We're going to fight from space and we're going to fight into space."

The 2001 Rumsfield "Space Commission Report" urges the President to "have the option to deploy weapons in space;"

The US Space Command believes that "accelerating rates of technological development will be increasingly driven by the commercial sector, not the military." Commercial space launches started to outnumber military ones in 1998;

The development of the US Space Command's 1998 Long Range Plan was assisted by 75 commercial entities, including Boeing;

A Senate Armed Forces Committee member has stated that space weaponization is "a mistake of historic proportions" that would trigger an arms race in space;

In 2000, 163 nations supported the UN resolution, "Prevention of An Arms Race in Outer Space", which reaffirmed The 1967 Outer Space Treaty, specifically its provision reserving space "for peaceful purposes".

THEREFORE BE IT RESOLVED: Shareholders request the Board of Directors to provide a comprehensive report describing our Company's involvement in space-based weaponization. The report would be made available to shareholders on request by October 2002 (withholding proprietary information and prepared at reasonable cost).

Proponents' Supporting Statement

The proponents of this resolution believe that outer space is the common heritage of all and should be used for peaceful purposes and the well-being of all peoples. We believe that present space-based research and project development, such as the Space-Based Laser, will lead to the weaponization of space and further contribute to the insecurity of governments worldwide.

We believe that shareholders deserve company transparency concerning our Company's involvement in research, development and promotion of weapons for space. The report could include the following:

•
Current value of outstanding contracts to develop components of the Space Command's programs;

•
Amount of the company's own money (versus government funding) spent on in-house research and development for the Space Command program, in comparison to non-military contracts in this segment of its business;

•
The ethical and financial reasons for being involved in the Space Command program.

We urge shareholders to vote FOR this resolution.

Board of Directors' Response

The U.S. government relies on the technological and manufacturing capability of the private sector to produce the equipment it has determined will be needed to achieve a sound defense posture as the nation faces new and varied threats. Boeing, with its technological capabilities and expertise, participates in the nation's defense activities, including the development of warfighting capabilities that could be used in space, in the belief that it is appropriate to support governmental decisions made in our open, democratic society in the quest for peace and national security.

Boeing has and will continue to proudly serve the nation as a Department of Defense contractor. The U.S. government has determined that varied threats exist to the security of the United States. These threats have mandated development of certain capabilities. The government has also determined that operations to, from and in space are important ingredients in providing the capabilities necessary for the nation's defense. In this regard Boeing has unique capabilities suited to meeting government requirements.

The Company's policy is to report to its shareholders on matters of significant interest. This reporting is a continuing responsibility and concern of the Company's management. Information on its space-related operations is provided in the Company's annual reports, quarterly earnings announcements, and other statements to the press. The annual reports carry a description of the Company's activities in some detail and are consistent with management's basic responsibility to discuss the business operations of Boeing. The Company's activities related to national security initiatives are part of our normal reporting requirements and are required to be in keeping with government classification rules and regulations. Additional and separate reporting beyond this level of detail would not be useful or appropriate.

We do not believe that it would be in the best interests of the Company to provide the special report requested by this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 3.

ITEM 4 SHAREHOLDER PROPOSAL ON EXECUTIVE
COMPENSATION AND SOCIAL PERFORMANCE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution and Proponents' Supporting Statement

WHEREAS: A 2001 William M. Mercer study showed executive compensation outpaced employee wage increases in 2000. CEO base pay accelerated 10%, while white collar worker salaries increased 4.2%. Philip M. Condit's salary and bonus alone was $4,672.5. This represented a 9.7% increase from 1999; meanwhile Boeing's net income decreased during the same period by 7.8% (The Wall Street Journal, April 12, 2001).

•
Days after laying off 20,000 employees Donald Carty, American Airlines CEO, announced (Sept. 24, 2001) he would forego his pay for the remainder of the year. This led Business Week to note (10/08/01): "The pressure is mounting for others to do the same … [I]n the wake of the Sept. 11 attacks CEOs like Philip Condit at Boeing … will find calls to take voluntary pay cuts increasing. Condit made $19.8 million last year …." As of 11/15/01 Mr. Condit had not followed suit.

•
A front-page Wall Street Journal article declared: "Boeing Co. was facing a severe test even before terrorists used commercial jets to bomb the World Trade Center. Now, the attacks have plunged the aircraft maker into the fastest and potentially most severe downturn in its history" (09/20/01). After 09/11/01 Boeing announced the largest job cuts in the aerospace/airline industry: 30,000 by the end of 2002. At the same time, Airbus declared it foresaw no job cuts.

•
Despite a two year effort to diversify out of aerospace "intended to prevent just that kind of personnel disruption," the losses indicate the diversification has not yet worked. Meanwhile Boeing's stock plummeted.

•
These fiscal realities occurred at the same time our company was challenged about domestic and international social concerns. According to The Wall Street Journal (May 1, 2000) Boeing's $50 million advertising campaign was meant to enhance its corporate image "in large part … at its own 190,000 workers, many of them disillusioned after labor friction, production problems and waves of internal upheavals in recent years." Also Boeing has consistently refused to support shareholder resolutions calling for adherence to basic human rights at its own operations in China. This appears to the proponents of this resolution that management is more concerned with appeasing China's leaders than its workers' rights.

•
In October, 2001 the Association of British Insurers—whose members account for a significant proportion of all London stock market investment-issued guidelines asking companies in their annual reports to describe possible social, environmental and ethical risks.

RESOLVED: Shareholders request the Board to institute an Executive Compensation Review to find ways to link compensation of its key executives not only with fiscal performance but also to social corporate performance. This shall include, but not be limited to, the company's efforts to promote basic human rights domestically and internationally within its operations. It shall also include a comparison of the compensation packages for company officers with the lowest paid company employees in the U.S. and globally. This review's results shall be made available to requesting shareholders by September 1, 2003.

Board of Directors' Response

The Compensation Committee of the Board of Directors, which consists of four non-employee, independent directors, oversees all the Company's executive compensation programs. The Compensation Committee already provides a report to shareholders, beginning on page 14, which describes the criteria for CEO and executive officer compensation. As described in that report, the goals of the Company's integrated executive compensation programs are to attract, retain and motivate a high-caliber executive leadership team, pay competitively and consistently with an appropriately defined market, align executive compensation with shareholder interests, and link pay to Company and individual performance.

The Compensation Committee plays a key oversight role in ensuring that the Company's executives live up to the Company's commitment to being a good global citizen. The Company recognizes that, in addition to delivering solid, sustained financial performance, it must be a socially responsible corporate citizen, both domestically and internationally. Good Corporate Citizenship is a value embedded in Boeing's 2016 Vision Statement and has been integrated into many of the Company's assessment and development tools. In addition, specific performance criteria for the president of each operating group address how the group is performing with respect to diversity. The Company is also committed to promoting the rule of law and showing respect for employees and their rights of association and assembly wherever we operate in the world.

The Board of Directors agrees that executive compensation must be closely scrutinized—precisely the function performed by independent directors of the Compensation Committee. The Board believes, therefore, that the time, effort and expense necessary to complete the special review and produce the report requested are not justified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 4.

ITEM 5 SHAREHOLDER PROPOSAL ON EXECUTIVE COMPENSATION AND
HUMAN CAPITAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED, that the shareholders of the Boeing Company (the "Company") request that the Compensation Committee of the Board of Directors, in establishing and administering standards for use in awarding performance-based executive compensation, incorporate measures of human capital such as contributions to employee training, morale and safety, in addition to traditional measures of the Company's financial performance, such as stock price.

Proponent's Supporting Statement

The Proponent is concerned that the process for compensating the Company's senior executive officer does not take into account performance measures relating to our most important resource—human capital. The loyalty and productivity of the Company's workforce has demonstrably improved the Company's long-term financial success. The Proponent believes that recent downsizing and layoffs not related to loss of sales threaten to destroy that loyalty and productivity.

There is increasing evidence linking "high performance workplace" practices, which emphasize employee training, participation, and feedback, with better overall management, higher productivity and, ultimately, greater value for shareholders. For example, a 1999 study and 2001 follow-up study by Watson Wyatt Worldwide entitled, Human Capital Index: Human Capital as a Lead Indicator of Shareholder Value, found that a significant improvement in human resources practices is associated with increases in total return to shareholders. In light of that evidence, companies have begun to implement compensation programs that incorporate measures of employee satisfaction and development in the formula for determining executive pay. For example, UAL, Eastman Kodak and Sears, Roebuck & Co. base certain executive compensation on, among other factors, objective measures of employee satisfaction.

In the opinion of the Proponent, Boeing's ability to attract, develop and retain good employees is critical to its success, and that senior executives' compensation should be based, in part, on the Company's progress toward attaining that goal. To that end, the Proponent requests that the Compensation Committee of the Company's Board of Directors formulate employment practice performance criteria to be used in determining compensation for its senior executive officers and in bonus, stock option and long-term incentive plans in which those executives participate. These measures should constitute a significant component in determining the overall amount of performance-based compensation.

Further, the employee satisfaction component of executive compensation should include both affirmative and negative components. On the affirmative side, an increase in measures of employee satisfaction should result, all other factors remaining the same, in a higher overall performance rating for the executive and thus a larger amount of performance based compensation. Employee satisfaction should be measured using objective surveys and interviews conducted on at least an annual basis. On the negative side, an executive's performance rating would decline when, through the use of employment satisfaction measures, the officer does not contribute positively to employment security, training, morale and safety.

Board of Directors' Response

The Board of Directors believes that the proposal, which calls for the Company to consider certain measures of "human capital" when awarding performance-based executive compensation, is consistent with and has already been implemented as part of the Company's executive review program. In addition, the Compensation Committee of the Board plays a key oversight role in ensuring that the Company's executives live up to the Company's commitments to and investments in its human capital.

Executive evaluation processes flow from the Company's 2016 Vision Statement, which articulates the Company's long-term strategies, core competencies and values. Among the values emphasized by the Vision Statement are (a) People Working Together—encouraging cooperative efforts at every level and across all activities in the Company; (b) A Diverse and Involved Team—fostering a participatory workplace that enables people to get involved in making decisions about their work; and (c) Good Corporate Citizenship—providing a safe workplace and protecting the environment.

Each executive at the Company is evaluated annually on the executive's conformance to and advancement of these values. The annual evaluations, completed by an executive's peers and superiors, include many of the "human capital" factors referenced by the proposal, including:

•
Inspiring and Empowering Others. Whether the executive creates a climate that fosters personal investment and excellence; nurtures commitment to a common vision and shared values; gives people opportunity and latitude to grow and achieve; sets high expectations and conveys confidence in others' ability to achieve them.

•
Attracting and Developing Talent. Whether the executive identifies the competencies needed in the workforce; attracts high-caliber people; accurately appraises the strengths and weaknesses of others; provides constructive feedback and coaching; develops successors and talent pools; addresses career development and work environment issues that impact retention.

In addition, Company executives are required to attend courses at the Boeing Leadership Center specifically designed to enable executives to understand and make the fullest use of the "human capital" associated with a diverse workforce.

The Board believes the Company has already taken significant steps to hold executives accountable for their advancement of "human capital" values.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 5.

ITEM 6 SHAREHOLDER PROPOSAL ON AMENDING EQUAL EMPLOYMENT
OPPORTUNITY POLICY

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

WHEREAS, the Company has adopted written policies regarding diversity, which serve as guidelines for the Company's business practices;

The Company has announced that it seeks to "incorporate as many views as possible into all aspects of its business" from a "diversity blueprint" which includes, among other things, people with differing sexual orientation;

The Company has announced that its policies concerning Equal Employment Opportunity prohibit, in part, "discrimination based on … sexual orientation …" and that this policy "applies to all of our employment practices, including hiring, compensation, promotions, transfers, layoffs, training, recruiting and advertising";

The Company has sought to implement its written diversity policies by including information regarding sexual orientation in its mandatory diversity training programs, and by extending benefits to same-sex domestic partners of Company employees;

The question whether anti-discrimination policies should include prohibitions of discrimination based upon sexual orientation is a controversial social issue, being debated in various contexts such as voter referenda and legislative proposals;

Many oppose policies which include prohibitions of discrimination based upon sexual orientation, including some Boeing shareholders, customers and employees;

The Proponent believes the Company's decision to adopt written policies which include sexual orientation in a diversity blueprint, and to bar discrimination based upon sexual orientation in all employment practices, has contributed to eroding employee morale in the Company, and otherwise could adversely impact the Company's business operations;

Other public corporations have adopted diversity policies and equal employment policies which do not include provisions relating to sexual orientation;

Exxon/Mobil's shareholders and Emerson Electric's shareholders have rejected shareholder proposals which would have requested that Company's Board to amend its written equal employment opportunity policy to bar sexual orientation discrimination.

IT IS RESOLVED that the shareholders request the Board of Directors to amend its written diversity and equal employment opportunity policies to exclude any reference to sexual orientation.

Proponent's Supporting Statement

The decision to include sexual orientation in the Company's written diversity and equal employment opportunity policies interjects the Company into one of the most controversial and divisive social issues of our day. Although the policies may be popular among some of the Company's customers, employees and shareholders, the policies are offensive to others due to their deeply held moral and religious beliefs.

The Proponent believes the Company's diversity policy offends some current Boeing employees, and has contributed to eroding employee morale. The Proponent believes potential employees also may be deterred from seeking employment with the Company. The Proponent believes potential customers may choose not to buy products from the Company because they are offended by the policies. The Proponent believes potential investors may be discouraged from acquiring Boeing shares.

The Proponent of this Shareholder Proposal believes that the Company should not take sides in this controversial issue, and instead should leave this issue to elected officials who can adopt laws to define discrimination policies that are appropriate for a given community.

We Urge You To Support this Resolution

Board of Directors' Response

The Board of Directors believes that adoption of this proposal would negatively impact our workplace environment and that the resolution would not be in the best interests of the Company.

Boeing firmly believes in equal employment opportunity for all and abides by applicable federal, state and local laws. We make every effort to be a leader in the recruitment, development and management of a diverse work force. Our corporate policy is, in part, "to attract and retain the best-qualified people regardless of race, color, religion, national origin, gender, sexual orientation, age, physical or mental disability, or veteran status." The purpose of this policy is to foster an inclusive workplace that does not subject any of our employees to discrimination or harassment. Moreover, Company executives are required to attend courses at the Boeing Leadership Center specifically designed to enable executives to cultivate an inclusive and diverse workforce.

Through a diversity policy that focuses on the uniqueness each Boeing employee brings to the workplace, we strive to be the employer of choice, with an inclusive work environment, in which everyone demonstrates respect for differences and feels valued by the enterprise. Boeing believes that an effective diversity strategy provides a wealth of benefits, including increased productivity, global competitiveness and the ability to attract skilled workers in a highly competitive market.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 6.

ITEM 7 SHAREHOLDER PROPOSAL ON ANNUAL ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholders recommend that our board adopt the necessary rules to Elect Each Director Annually as a long-term policy. This topic won 46% to 51% of the yes-no vote in each of the 4 Boeing annual elections during 1997, 1999, 2000 and 2001. (Will not effect the unexpired terms of directors elected to the Board at or prior to the upcoming annual meeting.)

Proponent's Supporting Statement

        Did this topic nearly win a majority of independent yes-no votes in 2001?

It would be interesting to see management give a reply of substance to the question of whether this proposal topic nearly won a majority of the 2001 yes-no votes cast independently of our directors and executive officers. The reason to ask this question is that this topic won 46% of the yes-no votes cast. Our board and officers, who opposed this topic, controlled 1.9% of Boeing stock according to the 2001 proxy. Shareholders who control 1.9% of shares can change election results by 3.8%. This depends on whether our board and officers voted with or against the recommendation of the board.

        Level of accountability is closely related to financial performance

We believe that corporate governance rules, and the level of accountability they impose, are closely related to financial performance.

        Three-years without election can insulate directors from immediate challenge

We believe that requiring all directors to stand for election each year is one of the best ways to hold the board and individual directors responsible and motivated.

        An annual opportunity to alert a struggling director

We believe that shareholders benefit when they have an opportunity to vote annually.

        Unfounded objection by our management

We regard as unfounded management's concern that annual election of each director could leave Boeing without experienced directors. In the unlikely event that shareholders ousted all incumbents at once, such a momentous decision would express dissatisfaction with incumbents and reflect the need for change.

For sustained shareholder value vote yes:
Elect Each Director Annually
Yes On 7

Board of Directors' Response

The Board of Directors has evaluated the changes suggested by this proposal on several occasions. This evaluation has included guidance from outside advisors, including a consultant on corporate governance issues. The Board believes that its classified board structure, which has been in place since it was approved by the shareholders in 1986, continues to be in the best interests of the Company and its shareholders.

Under the Company's by-laws, the Board of Directors is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The Board of Directors believes an active, professional board benefits in many ways from classifying its directors. Most notable among these benefits are increased stability, improved long-term planning, and enhanced independence.

The Board of Directors believes that the three-year staggered terms provide stability and ensure that a majority of the Company's directors at any given time have prior experience as directors of the Company. This ensures that the Board of Directors has solid knowledge of the Company's complex business and products, as well as its product strategy. Directors who have experience with the Company and knowledge about its business are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders. The Board observes that numerous well-respected U.S. corporations and institutional investors have classified boards.

In addition, the Board of Directors believes that electing directors to staggered three-year terms enhances long-term strategic planning. The Board continuity made possible by the classified board structure is essential to the proper oversight of a company like ours that has high-technology products and programs that require major investments to be made over long periods of time. The Board of Directors believes a classified board is appropriate for Boeing and ensures responsible, knowledgeable representation of the long-term interests of Boeing and its shareholders. The annual election of only one-third of the Board also helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives that might result if the entire Board could be replaced in one year.

Moreover, we believe that electing directors to three-year, as opposed to one-year, terms also enhances the independence of non-management directors by providing them with a longer assured term of office. Three-year terms for directors also assist the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

The Board of Directors also believes that a classified board structure enhances the Board's ability to negotiate the best results for shareholders in a takeover situation. A classified board encourages a person seeking to obtain control of the Company to negotiate with the Board. At least two annual meetings will be required to effect a change in control of the Board. This gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of directors' accountability to shareholders. We believe that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. The Board of Directors believes the annual election of one-third of the directors provides shareholders with an orderly means to effect change and communicate their views on the performance of the Company and its directors.

Proponent refers to the yes-no votes cast in 2001 independent of management. The vote of management shareholders cannot and should not be disregarded any more than the significant number of other shareholders who chose not to support this proposal. Moreover, the test for passage of the proposal under Delaware law is not a plurality of the yes-no votes cast, as proponent suggests, but is the percentage of shares present and entitled to vote at the meeting. This requires inclusion of abstentions as well as yes and no votes in the total number of votes cast. Proponent's 2001 annual election of directors proposal received 45.06% of the shares present and entitled to vote at the meeting. If, as proponent suggests, this vote is calculated independent of management, that is management votes are disregarded and removed from the total of votes cast for, against, and abstaining, the proposal would not have received a majority of the vote in 2001.

Approval of the proposal would not automatically eliminate the classified board, as this proposal is only a recommendation. Eliminating the classified board would require the affirmative vote of at least 75% of the outstanding shares on a proposal to amend Article II, Section 1 of the Company's by-laws, which provides for a classified board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 7.

ITEM 8 SHAREHOLDER PROPOSAL ON SHAREHOLDER RIGHTS PLANS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholders recommend that our company not adopt or maintain any poison pill to block the acquisition of stock in excess of a specified amount: Unless such plan or agreement has been previously approved by a shareholder vote.

Proponent's Supporting Statement

        Negative Effects of Poison Pills on Shareholder Value.

"Even though [the pills] are designed as protection and not intended ever to be triggered, the pills are poison indeed. The basic function of pills is, simply stated, to confront a hostile purchaser with immediate and unacceptable dilution of the value of his investment."

Power and Accountability

Chapter 2, "1,000 Poison Pills"

By Nell Minow and Robert Monks

The Council of Institutional Investors recommends shareholder approval of all poison pills.

Boeing is 59%-owned by institutional investors.

Source: IRRC, 2001 Annual Meeting Report on The Boeing Company, April 2001.

        Institutional Investors Support this Topic.

Many institutional investors believe poison pills should be submitted for a vote by shareholders. Institutional investors include:

  (1)
  Teachers Insurance and Annuity Association College Retirement Equities Fund ("TIAA-CREF,"
  Source: TIAA-CREF Policy Statement on Corporate Governance.
  (2)
  California Public Employees Retirement System (CalPERS),
  Source: CAlPERS U.S. Corporate Principles, IV, Governance Guidelines, D. Shareholder Rights.

In proponent's view, a poison pill can insulate management at the expense of shareholders. Proponent believes that a poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate, and that a shareholder vote on poison pills can avoid an unbalanced concentration of power in our directors at the expense of the vast majority of shareholders. Under current rules our Boeing board can adopt a poison pill at any time without shareholder approval.

        Institutional Investor Support Is High-Caliber Support.

This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000.
Source: Investor Responsibility Research Center, 2000 Annual Meeting Report on Delphi Automotive Systems, April 2000.

Major companies with majority yes-no votes on this topic include: Catepillar, Dun & Bradstreet, EDS, Raytheon and Southwest Airlines. Source: Corporate Governance Bulletin, May-June 2000.

        Precedent for this Topic Set by Other Companies.

In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. Our company should do so as well.

In the interest of shareholder value vote for:
Yes Or No Shareholder Vote On Poison Pills
YES ON 8

Board of Directors' Response

The Board of Directors believes that the action requested in this proposal is both unnecessary and ill-advised. It is unnecessary because the Company does not currently maintain a shareholder rights plan (sometimes called a "poison pill"). The proposal is ill-advised because circumstances could arise in the future where the adoption of such a plan would be an important tool for protecting the interests of the Company's shareholders in compliance with the fiduciary duties of the Board. Requiring shareholder approval for the adoption of a rights plan would impede the ability of the Board to use such a plan for the benefit of shareholders when circumstances warrant.

In July 1987, the Board of Directors announced that it had adopted a shareholder rights plan. The plan was adopted in response to the rumored takeover attempt of the Company. The plan was designed to deter coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of Boeing without offering a fair price to all of the Company's shareholders. The overriding objective of the Board in adopting the plan was the preservation and maximization of the Company's value for all shareholders.

The plan expired in August 1997 and has not been renewed. Though not renewed, the ability to adopt such a plan remains an important component of the Company's ability to protect the interests of its shareholders.

A major function of a rights plan is to give a board a greater period of time within which it can properly evaluate an acquisition offer. A second major function of the plan is to induce a bidder for the company to negotiate with a board and thus strengthen a board's bargaining position vis-à-vis the bidder. The plan thus enables a board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal. A board gains the opportunity and additional time to determine if an offer reflects the full value of the company and is fair to all shareholders and, if not, to reject the offer or to seek an alternative that meets these criteria.

The Board of Directors believes that any rights plan adopted by the Company would not preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Instead, a plan strengthens the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the Company in the event of an attempt to acquire control of the Company. As such, the plan would not affect any takeover proposal the Board believes to be in the best interests of shareholders. The overriding objective of the Board remains the preservation and the maximization of the Company's value for all shareholders. The economic benefits of a shareholder rights plan to shareholders have been validated in several studies. A study published in November 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, this evidence suggests that rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics, and increased bargaining power of the Board resulting in higher value for shareholders.

In recommending a vote against the proposal, the Board has not determined that a rights plan should be adopted by the Company. Any such determination would be made only after careful deliberation, in light of all circumstances then prevailing, and in the exercise of the Board's fiduciary duties. The recommendation against the proposal is based on the Board's belief that it would not be wise to limit the flexibility of the Board to act in the best interests of Boeing shareholders if circumstances arise in the future that would warrant the adoption of a rights plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 8.

ITEM 9 SHAREHOLDER PROPOSAL ON INDEPENDENT DIRECTORS
ON KEY COMMITTEES

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED:

Boeing shareholders recommend a bylaw provision be adopted that the board (and / or management, if applicable) nominate independent directors to key board committees to the fullest extent possible.

Proponent's Supporting Statement

An independent director is a director whose only nontrivial professional, familial or financial connection to the company, its Chairman, CEO or any other executive officer is his or her directorship. Further information on this definition is under "Independent Director Definition" at the Council of Institutional Investors website (www.cii.org).

In addition to the Council of Institutional Investors many equity analysts and portfolio managers support this topic. Institutional Investors own 62% of Boeing stock. Supporters include institutional investor leaders such as the Teachers Insurance and Annuity Association Retirement Equities Fund (TIAA-CREF) and the California Public Employees Retirement System (CalPERS). Source: TIAA-CREF Policy Statement on Corporate Governance and CalPERS U.S. Corporate Governance Principles, IV. Governance Guidelines, D. Shareholder Rights.

The key board committees are:

•
Audit
•
Nominating
•
Compensation

Also, request that any change on this proposal topic be put to shareholder vote- as a separate proposal and apply to successor companies.

        Long-term independent oversight

This proposal is significant because it is believed that under current rules non-independent directors could be nominated to key board committees at almost any time in the future. We believe that the long-term independent oversight of our management is key to addressing the impact of the frequent reports of financial distress at many of Boeing's key airline customers.

        Is an expensive law firm a good response to routine shareholder proposals?

We hope that we can be optimistic that our Board will allow this proposal to be submitted for a shareholder vote.

        What incentive is there for good corporate governance—highlighted by independent directors on key committees?

A survey by McKinsey & Co. shows that institutional investors would pay an 18% premium for good corporate governance. Source: Wall Street Journal.

This proposal is consistent with a key point in the speech by Bradley Davis at the American Society of Corporate Secretaries Technology Seminar, March 2001:

  Growing Focus on Independent Directors: Companies, both public and private, are placing increasing value on the expertise and perspective that independent directors can bring to their boards.

To maintain shareholder value through the long-term oversight of independent directors on our Board's key committees, vote yes:

For Independent Directors On Key Committees
Yes On 9

Board of Directors' Response

The Board of Directors has been, and continues to be, a strong proponent of board independence, and has already taken effective measures to ensure that its Audit Committee, Compensation Committee, Finance Committee, and Governance and Nominating Committee are composed of independent directors. The charters of these key Board committees each require that those committees "consist of three or more directors who are not members of management." For example, the Audit, Compensation, Finance and Governance and Nominating Committee charters state, respectively:

•
The Audit Committee shall consist of three or more directors who are not members of management and meet the independence and expertise requirements as defined by the New York Stock Exchange (NYSE) Listed Company Manual.
•
The Compensation Committee shall consist of three or more directors who are not members of management.
•
The Finance Committee shall consist of three or more directors who are not members of management.
•
The Governance and Nominating Committee shall consist of three or more directors who are not members of management.

The Board of Directors believes that the definition of independence set forth in this proposal is too narrow and, if implemented, would be overly restrictive and unworkable, resulting in the Board's key committees being deprived of expert independent judgment for purely arbitrary reasons. The Company's size and diversity make it possible that the most experienced and qualified director candidates might have professional or business relationships that involve the Company in some way. By requiring that only "independent directors" as defined in the proposal be nominated to key Board committees, the proposal could deprive the shareholders of the services of some of the best-qualified director candidates. Moreover, the Board believes that the goal of this proposal has already been achieved through the Committee charters, and that the proposal is therefore unnecessary and not in the best interests of the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 9.

ITEM 10 SHAREHOLDER PROPOSAL ON SEVERANCE AGREEMENTS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Shareholders recommend the Board of Directors obtain prior shareholder approval for all future severance agreements for senior executives if there is a change in control of our Company. These payments are frequently called "golden parachutes."

"Future severance agreements" include agreements renewing, modifying or extending existing severance agreements or employment agreements that contain severance provisions. This proposal applies if the total severance amount payable exceeds 200% of the senior executive's annual base salary.

This includes that a majority of the golden parachute payments be indexed to the performance of the successor company in the 3 years following the change in control.

This includes that golden parachutes will not be given for a merger with less than 50% change in control. Or for a merger approved but not completed. Or for executives that transfer to the successor company. This would prevent a Northrop Grumman scenario where 450 executives were paid $150 million simply because the failed merger with Lockheed Martin was approved by shareholders. "Northrop to Take $180 Million Merger Charge," The Wall Street Journal, March 26, 1998.

Proponent's Supporting Statement

A change in control is more likely to occur if our executives have managed the Company in ways that do not maximize shareholder value. Golden parachutes can allow our executives to walk away with millions of dollars even if shareholder value has suffered during their tenure.

The potential magnitude of severance benefits payable to senior executives was highlighted recently in connection with the failed merger of Sprint (NYSE: FON) with MCI WorldCom. Investor and media attention focused on the payout Sprint Chairman Mr. William Esrey would receive. This was estimated at over $400 million, although almost all of that amount would have stemmed from the exercise of stock options that vested when the deal was approved by Sprint's shareholders. "Parting could be Such Sweet Sorrow for Spint CEO—If Deal Forces Chief Out, He's in for $470 Million," USA Today, October 5, 1999.

It is recognized that severance pay may be appropriate in some circumstances. However, given the magnitude of potential benefits payable under such agreements, and the effect of the agreements upon a change of control of the Company, many institutional investors recommend companies seek shareholder approval of future severance agreements. Proxy Analysis: Allegheny Energy, Inc., ISS, May 5, 2000.

Because it may not always be practical to obtain prior shareholder approval, our company would have the option under this proposal of seeking approval after the material terms of the agreement were agreed upon.

The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive's annual base salary. Council of Institutional Investors, General Principles, March 26, 2001.

In the interest of long-term shareholder value vote for:
Shareholder Right To Vote
For Or Against Golden Parachutes
Yes On 10

Board of Directors' Response

The Board of Directors believes that contractual arrangements that provide reasonable severance benefits for key executives following a change in control of the Company can be an important and entirely appropriate element of an executive compensation program. The Board believes such arrangements may provide the means of ensuring the stability of certain of the executive management team during a period when management's employment may be jeopardized by a threatened hostile takeover. This stability is believed to be in the best interests of all shareholders.

The Board of Directors disagrees with the proponent's assertion that severance agreements create a potential conflict of interest between management and shareholders. In fact, the Board believes that exactly the opposite may be the case and that reasonable severance agreements serve to further align the interests of management with those of the Company and its shareholders. These agreements, by providing financial security for possible job loss following a takeover, help management to assess a takeover bid objectively and to advise the Board whether the bid is in the best interests of the Company and its shareholders without fear of personal financial loss.

Moreover, the Board of Directors believes that reasonable severance agreements related to a change in control can also inure to the benefit of the Company by enhancing its ability to recruit, retain and motivate executives. Such severance arrangements related to a change in control for executives are a standard part of many compensation programs at other companies. In the view of the Board, however, it is important for it to retain the flexibility to offer such severance arrangements in order to recruit top executives.

Finally, the Board believes that shareholder approval of such arrangements is not in the best interests of the Company and its shareholders since the imposition of such a requirement would, as a practical matter, make it extremely difficult to timely implement compensation arrangements suited to particular situations and circumstances. In particular, under the proposal, unless the Company were to incur the significant expense of a special meeting of shareholders, such employment agreements could only be entered into once a year after approval at the annual meeting of shareholders or be subject to a general pre-approval which might not be sufficient for all needs. Compensation arrangements with executives, including severance agreements, continue to be the responsibility of the Board, which, the Board believes, is in the best position to evaluate the performance of each executive and to assess competitive compensation practices.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 10.

ITEM 11 SHAREHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Boeing shareholders recommend that our Board of Directors take steps necessary to reinstate simple majority vote on all issues that are submitted for shareholder vote to the fullest extent possible. This recommends deleting Boeing requirements for greater than a majority shareholder vote. It also recommends that any future action on this topic be put to shareholder vote—as a separate proposal.

Why return to simple majority vote?

1.
Simple-majority resolutions won approval averaging 54% from shareholders at major companies in 1999 and 2000.

2.
Boeing had 50 profitable years with simple-majority shareholder voting.

3.
Simple-majority vote follows logically from the "pride" in Boeing's shareholder renaissance" cited in Boeing News.

        What advantage is there for good corporate governance that includes simple-majority vote?
A McKinsey & Co. survey shows that institutional investors are prepared to pay an 18% premium for good corporate governance. Wall Street Journal, June 19, 2000.

        Prevent Minority Stockholder Control.
The Proponent believes that frequently supermajority requirements are higher than the normal shareholder vote turn-out in an election, thus shareholder approval of certain items is all but impossible and a small minority of shareholders, as little as 1%, can enforce its will on the majority of shareholders.

        Current 75% Shareholder Vote Threshold
To clarify our management's 2001 argument to keep the current status quo and keep a 75% obstacle to shareholder change: Management said that Delaware law allowed a super-majority 75% requirement. Delaware law also allows companies by the same shareholder vote to change such provisions.

        Did this topic win a majority of independent yes-no votes in 2001?
It would be relevant to hear management's reply to the question of whether this proposal topic won a majority of the yes-no votes cast independently of our directors and executive officers in 2001. The reason to ask is that this topic won 48.4% of the yes-no votes cast. Our directors and officers, who opposed this topic, controlled 1.9% of Boeing stock according to the 2001 proxy. Shareholders who control 1.9% of the shares can change election results by 3.8%.

        Address Provisions that Could Be Harmful to Shareholders
Institutional Shareholder Services said that super-majority votes serve to lock in provisions that are harmful to shareholders. ISS said that super-majority may entrench management by preventing action that may benefit shareholders. ISS Proxy Analysis, Maytag Corp., April 27, 1999.

In the interest of shareholder value vote yes:
Recommend Simple Majority Vote
This Topic Won 48.4% of the Yes-No Vote in 2001
YES ON 11

Board of Directors' Response

The proposal purports to require that matters be subject to a "simple majority vote on all issues" without regard to the role of the Board of Directors. The Company could not, without violating Delaware law which governs the Company, permit adoption of any resolution by "simple majority vote" where such action is prohibited by law in the absence of a prior approval and recommendation by the Board of Directors. The proponent is mistaken in asserting that Boeing should return to a rule it never had.

Delaware law provides that most proposals submitted to a vote of the Company's shareholders require a vote of a majority of the shares present and eligible to vote at the meeting, whether in person or by proxy. This is apparently what the proponent is referring to as a "simple majority vote." A greater voting requirement, of at least a majority of the outstanding shares entitled to vote (which would be more than just the shares present and eligible to vote at a meeting) is imposed for certain fundamental corporate actions, such as amending the certificate of incorporation, approving certain mergers, selling substantially all the assets or dissolving the corporation. The proposal cannot reduce this voting requirement to a "simple majority vote."

Delaware law also provides that certain matters presented to shareholders may be subject to a greater percentage vote standard if that standard is set forth in a company's certificate of incorporation. The Company's certificate of incorporation, which was approved by shareholder vote, provides that the vote of holders of at least 75% of the Company's outstanding shares must approve certain fundamental changes involving the Company. These include amendments to the by-laws or certificate of incorporation and significant transactions involving "interested shareholders," including mergers, sale of a significant proportion of assets and/or dissolution of the Company, unless disinterested directors make certain approvals or findings regarding the fairness of the transaction for all shareholders.

Contrary to the proponent's belief, these provisions are not inconsistent with shareholder's rights but are in fact designed to provide protection for all shareholders. The provisions are not intended to, and do not, preclude unsolicited, nonabusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process. These provisions are also designed to protect all shareholders against self-interested actions by one or a few large shareholders. The proposal for a "simple majority vote on all issues" would eliminate these protections.

Proponent refers to the yes-no votes cast in 2001 independent of management. The vote of management shareholders cannot and should not be disregarded any more than the significant number of other shareholders who chose not to support this proposal. The test for passage of the proposal under Delaware law is not a plurality of the yes-no votes cast, as proponent suggests, but is the percentage of shares present and entitled to vote at the meeting. This requires inclusion of abstentions as well as yes and no votes in the total number of votes cast. Proponent's 2001 simple majority vote proposal received 47.39% of the shares present and entitled to vote at the meeting. If, as proponent suggests, this vote is calculated independent of management, that is management votes are disregarded and removed from the total of votes cast for, against, and abstaining, the proposal would not have received a majority of the vote in 2001.

Approval of the proposal would not automatically eliminate the super-majority voting provisions described above, as this proposal is only a recommendation. The proposed changes generally would require the affirmative vote of at least 75% of the Company's outstanding shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 11.

ITEM 12 SHAREHOLDER PROPOSAL ON PAYING DIRECTORS
SOLELY IN STOCK

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

Boeing shareholders request that our company adopt a Directors' compensation bylaw that our Directors be paid with Boeing common stock as the major or full amount of their retainer with an incentive award tied to the stock value. We increasingly place the oversight and leadership of our company in the hands of our Directors. This follows the unpredicted September 2001 international events that seriously impacted our company and our airline customers.

This proposal requests the greatest flexibility to adopt the spirit and the letter of this proposal to the fullest extent possible and as soon as possible. This proposal topic is not intended to interfere with existing agreements. It applies to Directors who are not employees.

This proposal topic won 33% of the yes-no vote at the UAL Corp. (United Airlines) 2001 annual meeting.

Proponent's Supporting Statement

Directors will take more interest in our company if more of their own money is on the line.

The importance of meaningful, sustained stock ownership by each of our directors is highlighted in the Reuters report, "Critics ask if Enron's board was asleep on the job," Nov. 4, 2001, which included the following points:

1)
As investors come to grips with more than $17 billion in Enron shareholder assets stripped from Enron's market value in 3 weeks, a lack of oversight is seen by some as having played no small part in Enron's woes.

2)
Though blame may not fully rest with the board, critics ask why the directors did not take a closer questionable financial transactions by the company.

3)
The composition of Enron's board offers insight on its oversight. Low Enron stock ownership by some directors is the most striking aspect, said Ric Marshall, chief executive of The Corporate Library.

4)
Many companies require directors to own a minimum amount of stock to ensure they have a personal interest in the firm's performance just like shareholders. For example, oil refiner Sunoco Inc. (SUN) expects directors to own $220,000 of stock.

5)
According to Enron director Paulo Ferraz Pereira did not own any stock. Four other Enron directors held fewer than 3,000 shares each excluding options.

6)
"All of these people are saying: "We're on this board, but we're not investing in it," said Marshall. "There's no way those directors are going to take the same interest in the well-being of the company as those who have their own money on the line."

Certain Boeing directors own token stock.

In the interest of encouraging significant director stock ownership, vote yes:

Director's $65,000 Retainer to be Paid in Stock
Yes On 12

Board of Directors' Response

The Board of Directors believes that the current compensation program is fair and appropriate in light of the obligations and responsibilities of a director of a top ten Fortune 500 company. As described on page 6, the Company's current director compensation package provides for a substantial amount of director compensation to be paid in deferred stock units under the Deferred Compensation Plan for Directors, as well as allowing directors to defer a substantial portion of their cash compensation in the form of stock units. The Board believes that the equity portion of the compensation package appropriately aligns directors' interests with those of the shareholders. These compensation arrangements are frequently reviewed to ensure that they reflect an appropriate level of equity.

The aerospace industry is complex and highly competitive. To remain a world leader in this business, Boeing must be able to attract and retain non-employee directors of the highest caliber, who bring a diversity of talents and experience to their Board service. In order to do this successfully, the Company must offer a fair, competitive and flexible non-employee director compensation program. According to a 2001 William M. Mercer study of 350 major industrial companies, conducted for The Wall Street Journal, only 4.3% of the companies surveyed pay 100% of their annual director retainer in stock and a minority (32%) pay the retainer in a combination of stock and cash.

The Board of Directors believes that adoption of the proposal would impose an inflexible policy regarding compensation of non-employee directors that could restrict the Company's ability to compete with other companies in attracting and retaining qualified non-employee directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 12.

ITEM 13 SHAREHOLDER PROPOSAL ON PENSION PLANS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS PROPOSAL.

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Shareholders request the Board of Directors adopt the following policy:

(1)
All employees vested at time of conversion be given a choice between their heritage plans or the Pension Value cash-balance plan at time of termination or retirement.

(2)
The cash balance plan to provide a monthly annuity at least equal to that expected under the old pension plan, or an actuarially equivalent lump sum.

Proponent's Supporting Statement

Boeing implemented the Pension Value Plan [PVP] in 1999 for over 100,000 non-represented employees. Although the PVP is primarily one of benefit formula change, Boeing claimed it could not comply with eligibility, vesting, benefit and funding requirements by giving employees a choice at retirement or termination. Over 50 Congresspersons signed a letter to the IRS suggesting several changes in regulations including" … a safe harbor should be established allowing cash balance plans to meet existing legal requirements only if all employees are allowed to choose which pension plan works best for them.… " [Representative B. Sanders, February 24, 2000]

Last year, this proposal received 52 million votes despite being incorrectly described on the proxy card as a retiree choice. The California Public Employees Retirement System supported it.

We believe a majority of employee shareholders supported our proposal. Boeing declined multiple requests for the summary voting record of State Street which held 69 million employee shares as a trustee.

Boeing will not provide a copy of their analysis described last year.

Boeing does not use excess plan investment gains to increase the benefits otherwise due any participant, but uses them to reduce or eliminate future Company contributions. Last year, the amount used was 428 Million, about 20 percent of net earnings.

Board of Directors' Response

Boeing designed its new pension plan, the Pension Value Plan or PVP, to provide a single plan for the Company's non-represented salaried employees. Before the PVP was implemented in 1999, these employees earned benefits under more than 20 different plans and formulas that were sponsored by the "premerger" companies: Boeing, McDonnell Douglas and Rockwell. The PVP was designed to provide benefits that would be comparable to the benefits provided to current employees under the prior plans and that would allow employees to earn future benefits under a single benefit formula. The Company did not adopt the PVP to reduce pension-related costs. On the contrary, the PVP increased the Company's pension liability substantially, as was disclosed in the 1998 Annual Report.

The PVP is not subject to the same criticisms as other cash-balance plans because it includes important features that are different from most other cash-balance pension plans:

•
The PVP preserves all benefits earned under the former plans, and allows these benefits to continue growing in proportion to the employee's salary.

•
Employees began earning new benefits under the PVP formula immediately upon the PVP's implementation rather than having a "wear-away" transition period before they could accrue any new benefits under the cash-balance plan.

•
The PVP increases the percentage of pay that is credited to the employee's cash-balance "account" as the employee's age increases. Thus, the PVP gives the Company's oldest employees nearly four times more benefit credits each year than their youngest counterparts receive.

The Company believes, based on its analysis, that for most employees who were near retirement age or who had long service when the PVP took effect, there is little difference in projected retirement benefits. In fact, due to the PVP's unusual features and the extra costs associated with this change, the Company further believes (based on its analysis) that many employees' projected PVP benefits are slightly higher than the projected benefits from their former plans. Of course, different employees will be impacted differently. Overall, the PVP provides a level of benefits that is very close to, and in some cases better than, the benefits provided by the prior plans.

All benefits that employees had already accrued under their prior plans have been preserved, as required by federal pension law. Both federal pension law and the terms of the prior pension plans gave the Company the right to change its pension plans for the future, as long as it did not reduce the benefits employees had already accrued. Boeing exceeded its legal obligation to merely preserve accrued benefits by not only protecting all of the prior plans' accrued benefits, but providing for the future growth of those benefits in proportion to employees' future salary growth, instead of merely freezing the prior accrued benefits.

The proposal's recommendation to permit employees to choose between the PVP and their former plan upon termination or retirement would undermine a primary purpose of the PVP: to create a single, simplified plan for all salaried non-represented employees. Employers are not required to offer their employees a choice between pension plans and, in most circumstances, permitting employees a retroactive choice at the time of termination or retirement would raise serious issues under federal pension laws, including laws relating to eligibility, vesting, and funding. Even when employers are permitted to offer a choice, most do not, for good business reasons. Large costs and significant administrative difficulties would be associated with maintaining numerous plans and benefit formulas, meeting the myriad federal regulations that apply to each plan, and offering and implementing employees' choices as they terminate or retire over a period of decades.

The proponent's supporting statement observes that favorable investment earnings of the PVP trust fund do not increase plan benefits, but instead reduce future Company contributions. The PVP provides employees with a benefit determined under the plan's benefit formula; the benefit does not depend on investment performance of the plan's trust fund. Nevertheless, the trust fund's investment earnings are used exclusively for the benefit of plan participants. While favorable investment earnings do not increase plan benefits, neither do unfavorable earnings decrease plan benefits. Rather, trust fund earnings in favorable years serve to offset trust fund losses in unfavorable years, thereby helping to ensure the financial security of the plan. The Company pays all costs associated with the PVP and contributes to the plan's trust fund when necessary.

Boeing strives to provide its employees with a total compensation and benefits package that is competitive and that helps the Company attract and retain the best performers. Management believes that the PVP meets these criteria, and that the PVP's generous, carefully thought-out transition measures have protected the transition-date workforce. Boeing will continually review its benefit plans and programs, making changes where appropriate. At this time, the Board of Directors is satisfied that the measures recommended by the proposal would be unnecessarily detrimental to the Company's pension and compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 13.

The Company will provide the names and addresses of the proponents of the shareholder proposals above and the number of shares the proponents hold upon oral or written request for such information. Requests may be sent to the Corporate Secretary, The Boeing Company, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois, 60606-1596, or by calling (312) 544-2803.

GENERAL PROXY STATEMENT, ANNUAL MEETING
AND SHAREHOLDER INFORMATION

Holders of Boeing stock at the close of business on February 28, 2002 are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 838,402,100 shares of common stock outstanding and 798,204,762 of those shares were entitled to vote. (The Shares held in the Share Value Trust are not voted, and shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 141,437 registered shareholders on the record date, and approximately 665,332 beneficial owners whose shares were held in street name. The closing price of the Company's common stock on February 28, 2002 was $45.96.

PROXIES AND VOTING AT THE MEETING

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR proposals 1 and 2 and AGAINST proposals 3 through 13.

The Board is not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, the enclosed proxy card gives discretionary authority to persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting.

How to Vote

Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Registered Shareholders can vote by telephone, on the Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see what options are available to you.

Registered Shareholders and savings plan participants may cast their vote by:

  (1)
  Signing, dating and mailing the proxy card in the enclosed envelope;

  (2)
  Accessing the Internet website www.eproxyvote.com/ba and voting by providing their Voter Control Number contained on their proxy card; or

  (3)
  Calling 1-877-PRX-VOTE (1-877-779-8683) and voting by providing their Voter Control Number contained on their proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a Control Number. The procedure allows shareholders to appoint a proxy and the savings plan participants to instruct a plan trustee to vote their shares and to confirm that their instructions have been properly recorded.

Proxy cards will be sent to those persons having interests in Boeing stock through participation in the stock funds of the following Company benefit plans ("Plans").

1.	The Boeing Company Voluntary Investment Plan
2.	BAO Voluntary Savings Plan
3.	Boeing Satellite Systems Voluntary Savings Plan
4.	Boeing Satellite Systems Voluntary Savings Plan for Bargained Employees
5.	Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation
6.	Rockwell International Corporation Salaried Retirement Savings Plan
7.	Rockwell International Corporation Retirement Savings Plan for Certain Employees
8.	Rockwell International Corporation Non-Represented Hourly Retirement Savings Plan

9.	Rockwell Collins Retirement Savings Plan for Salaried Employees
10.	Rockwell Collins Retirement Savings Plan for Hourly Employees
11.	Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees

Plans listed 1 through 5 above are sponsored by Boeing and its subsidiaries for their employees. Plans 6 through 11 are sponsored by Rockwell International Corp. for its employees. The Company has no control over the Rockwell plans and no responsibility for their administration.

Shares of Boeing stock held in the Plans ("Plan Shares") are registered in the names of the trustees. The participants do not have actual ownership of the Plan Shares and may not vote the Plan Shares directly at the Annual Meeting. However, Plan participants are allocated interests in the shares and may instruct the trustees how to vote such interests. The number of shares of Boeing stock shown on your proxy card includes all registered shares and Plan shares. Plan shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting.

The trustees will cast Plan Share votes according to the participants' instructions. If no instructions are received, the trustee will vote the participants' Plan Shares in accordance with the terms of the Plan, which are as follows: for plans 1 through 5 above, shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received; for plans 6 through 11, the trustee for the Rockwell plans will vote in its own discretion.

Revocation of Proxies

A registered shareholder may revoke a properly executed proxy at any time before its exercise by:

  •
  Delivering a written notice of revocation to the Company Secretary;

  •
  Delivering another proxy that is dated later than the original proxy;

  •
  Attending the Annual Meeting and giving notice of revocation to an Inspector of Election; or

  •
  Attending the Annual Meeting and voting by ballot.

Beneficial owners who hold their stock through a broker or bank cannot revoke their proxies in person at the Annual Meeting because the shareholders of record, or brokers or banks, will not be present. Beneficial owners wishing to change their votes after returning voting instructions to their broker or bank should contact the broker or bank directly.

Vote Required

The presence at the Annual Meeting, in person, or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action. A plurality of votes cast is required for the election of directors. This means that the Director nominee with the most votes for a particular slot is elected to that slot. Only votes "for" or "against" affect the outcome. Abstentions are not counted for the purpose of election of Directors. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of election of directors.

The affirmative vote of a majority of shares present in person or represented at the Annual Meeting and entitled to vote on the subject matter is required to approve each of the individual shareholder proposals (Items 3-13). Shareholders may vote in favor of a proposal, or against the proposal, or abstain from voting. A shareholder who signs and submits a ballot or proxy card is "present," so an abstention will have the same effect as a vote against the proposal.

Under New York Stock Exchange rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors even if it does not receive voting instructions from you. However, Items 3 through 13 of this proxy statement are "non-discretionary," meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as "broker non-votes." Those shares will be included in determining the presence of a quorum at the Annual Meeting but are not considered "present" for purposes of voting on the non-discretionary items.

Expenses of Solicitation

All expenses for soliciting proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York, 10005, to aid in the solicitation of proxies, for a fee of $15,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail and telephone. D.F. King & Co., Inc. has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Voting Results

The Company will announce preliminary voting results at the Annual Meeting. Final official results will be printed in the Company's quarterly report, Form 10-Q, published shortly after the Annual Meeting.

LIST OF SHAREHOLDERS OF RECORD

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available 10 days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., C.D.T., at the office of the Corporate Secretary, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

Electronic Delivery

The notice of Annual Meeting and Proxy Statement and 2001 Annual Report are available on our Internet site at www.boeing.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, shareholders can elect to receive these communications electronically via the World Wide Web. For additional information and to sign up, you can access www.econsent.com/ba.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses ADP Investor Communications Services you can sign up to receive electronic proxy materials at www.InvestorDelivery.com.

Householding Information

As permitted by the SEC's proxy statement rules, the Company will deliver only one annual report or proxy statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the annual report or proxy statement. Registered shareholders wishing to receive a separate annual report or proxy statement in the future or registered shareholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact the Company's Transfer Agent:

      EquiServe Trust Co., N.A.
      P.O. Box 43010
      Providence, Rhode Island 02940-3010
      888-777-0923 (toll free for domestic U.S. callers)
      781-575-3400 (non-U.S. callers may call collect)

ANNUAL REPORT ON FORM 10-K

The Company's 2001 Annual Report (the "Annual Report") was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company's Annual Report on Form 10-K (the "Form 10-K"). The Form 10-K has been filed with the SEC. Shareholders may receive a copy of the Form 10-K by:

  (1)
  Writing to Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207;

  (2)
  Calling (425) 393-4964; or

  (3)
  Accessing the Company's website at www.boeing.com.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2003

The Company's next annual meeting will be held on Monday, April 28, 2003. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in the Company's 2003 Proxy Statement must be submitted in writing to the Company to the Office of the Corporate Secretary, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596, and must be received by November 22, 2002.

Any shareholder proposal submitted for consideration at next year's annual meeting but not submitted for inclusion in the proxy statement, including nominations for candidates for election as directors, which is received by the Company earlier than December 30, 2002 or later than January 29, 2003, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(1). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

DIRECTIONS AND MAP

2002 Annual Meeting of Shareholders

Hyatt Regency McCormick Place
2233 South Martin Luther King Drive
Chicago, Illinois

April 29, 2002 - 10:00 a.m.

General Directions

From O'Hare Airport (23 miles):

Take Kennedy/Dan Ryan Expressways (I-90/94) East to the Stevenson Expressway (I-55) North.

Exit at Martin Luther King Drive.

At stoplight, turn left to hotel, approximately 2 blocks on the right.

From Midway Airport (10 miles):

Take Cicero Avenue north to Stevenson Expressway (I-55) North.

Exit at Martin Luther King Drive.

At stoplight, turn left to hotel, approximately 2 blocks on the right.
•	The doors will open at 8:30 a.m. The meeting will begin at 10:00 a.m.
•
If you are an individual with a disability who requires a reasonable accommodation, please send an e-mail to laura.l.chapman@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.
•	Self-parking is available in the Hyatt Regency McCormick Place parking garage for $13.50 ("event rate"). This rate does not include overnight parking. Follow the "Hotel Self-Parking" signs.
•	Information on public transportation to the meeting may be obtained from RTA by calling (312) 836-7000. Please be prepared to give them the full street address shown at the top of this page.

c/o EquiServe P.O. Box 43068 Providence, RI 02940-5121	THE BOEING COMPANY 2002 ANNUAL MEETING OF SHAREHOLDERS Monday, April 29, 2002 10:00 a.m. Central Time The Hyatt Regency McCormick Place 2233 South Martin Luther King Drive Chicago, Illinois 60616-9985

VOTE YOUR SHARES BY TELEPHONE, INTERNET OR MAIL

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS/DAY
* 7 DAYS/WEEK UNTIL 10:00 A.M., CDT, APRIL 29, 2002

  Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by phone or Internet, read the accompanying proxy statement and annual report and then follow the easy steps:

TO VOTE BY PHONE:	1)	Call toll-free 1-877-PRX-VOTE (1-877-779-8683) on a touch-tone telephone. There is no charge to you for this call.
	2)	Enter your Voter Control Number located above your name and address in the lower left of this form.
	3)	Follow the simple recorded instructions.
TO VOTE BY INTERNET:	1)	Go to the website www.eproxyvote.com/ba
	2)	Enter your Voter Control Number located above your name and address in the lower left corner of this form.
	3)	Follow the simple instructions on the screen. As with all Internet access, usage and server fees must be paid by the user.

	You can also elect to receive future shareholder material electronically at this website. Once you have entered your Voter Control Number, you will be asked how you would like to receive your future annual meeting materials.
	If you vote by phone or Internet, please do not mail back your proxy card.
THANK YOU FOR VOTING!	Detach Proxy Card Here

☒	Please mark votes as in this example.
The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 through 13.
1.	Election of Directors: (01) Philip M. Condit; (02) Kenneth M. Duberstein; (03) W. James McNerney, Jr.; and (04) Lewis E. Platt.	FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
		☐	☐

For all nominees except as noted above.
		FOR	AGAINST	ABSTAIN
2.	Ratify Appointment of Independent Auditors.	☐	☐	☐
3.	Report on military activities in space.	☐	☐	☐
4.	Link executive compensation to social performance.	☐	☐	☐
5.	Incorporate human capital measures in executive compensation.	☐	☐	☐
6.	Amend equal employment opportunity policy.	☐	☐	☐
7.	Elect entire Board of Directors annually.	☐	☐	☐
8.	Vote on shareholder rights plans.	☐	☐	☐
9.	Nominate independent directors to key committees.	☐	☐	☐
10.	Vote on severance agreements.	☐	☐	☐
11.	Adopt simple majority vote.	☐	☐	☐
12.	Pay directors solely in stock.	☐	☐	☐
13.	Give retirees choice of pension plans.	☐	☐	☐
	Mark here for comments and note at left.	☐
	Mark here for address change and note at left.	☐
Signature (s)	Date	Signature (s)	Date

Please sign exactly as the name appears on your account. If the shares are registered in the names of two or more persons, each should sign.
If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

NOTICE OF THE 2002 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Boeing Company will be held on Monday, April 29, 2002, 10:00 a.m., Central Time, at the Hyatt Regency McCormick Place, 2233 South Martin Luther King Drive, Chicago, Illinois 60616-9985.

There are 13 proposals to be voted on at the Meeting:

1.
Elect four persons to the Board of Directors for three-year terms expiring in 2005.

2.
Vote on ratification of appointment of Deloitte & Touche LLP as independent auditors.

3.
Vote on shareholder proposal on military activities in space.

4.
Vote on shareholder proposal on executive compensation and social performance.

5.
Vote on shareholder proposal on executive compensation and human capital.

6.
Vote on shareholder proposal on amending equal employment opportunity policy.

7.
Vote on shareholder proposal on annual election of directors.

8.
Vote on shareholder proposal on shareholder rights plans.

9.
Vote on shareholder proposal on independent directors on key committees.

10.
Vote on shareholder proposal on severance agreements.

11.
Vote on shareholder proposal on adopting a simple majority vote.

12.
Vote on shareholder proposal on paying directors solely in stock.

13.
Vote on shareholder proposal on pension plans.

We will also transact any other business properly brought before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2, AND AGAINST ITEMS 3 THROUGH 13.

If you were a shareholder of record at the close of business on February 28, 2002, you are entitled to vote at the Annual Meeting.

If you have any questions about the Meeting, please contact the Office of the Corporate Secretary, The Boeing Company, Boeing World Headquarters, 100 North Riverside Plaza, 311A1, MC 5003-1001, Chicago, Illinois 60606-1596.

The Hyatt Regency McCormick Place is handicap accessible. If you require special assistance, call the Office of the Corporate Secretary.

By order of the Board of Directors

James C. Johnson Vice President, Corporate Secretary and Assistant General Counsel

PROXY/VOTING INSTRUCTION

SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY

ANNUAL MEETING OF SHAREHOLDERS
APRIL 29, 2002

The undersigned hereby appoints John H. Biggs, Rozanne L. Ridgway, and Harry C. Stonecipher (the "Proxy Committee"), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Monday, April 29, 2002 (the "Meeting"), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 13, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading "Proxies and Voting at the Meeting," the undersigned hereby instructs the trustee of each such plan to vote all of such shares at the Meeting and any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 13, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee's judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

If no direction is given, this proxy will be voted FOR Proposals 1 and 2, and voted AGAINST Proposals 3 through 13.

IMPORTANT: UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.	SEE REVERSE SIDE

QuickLinks

THE BOEING COMPANY Boeing World Headquarters 100 North Riverside Plaza Chicago, Illinois 60606
THE BOEING COMPANY PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS April 29, 2002
The Board of Directors Unanimously Recommends a Vote "FOR" All Nominees.
Return to Shareholders Cumulative Return—Assumes $100 Invested, Reinvestment of Dividends 5 Years - 12/96 through 12/01